Exhibit 99.2

The following is an excerpt of portions of the prospectus contained in the Form S-4 registration statement (File No. 333-217993) as declared effective by the Securities and Exchange Commission on June 30, 2017. Such information is as of June 30, 2017 (unless an earlier date is indicated).

RISK FACTORS

Risks Related to Ownership of Threshold Common Stock

Threshold may not be able to correctly estimate Threshold’s future operating expenses or Threshold’s operating expenses may exceed Threshold’s expectations, which could cause the ownership percentage retained by the Threshold stockholders in the combined company to be reduced.

Pursuant to the terms of the merger agreement, if Threshold’s net cash at the consummation of the merger is less than $12.5 million, the ownership percentage of Threshold’s stockholders, option holders and warrant holders in the combined company immediately following the consummation of the merger will be reduced. As of March 31, 2017, Threshold had cash and cash equivalents totaling $17.6 million. The cash, cash equivalents and marketable securities as of March 31, 2017 excludes a $2.0 million bridge loan to Molecular Templates in the form of a promissory note. However, certain contingent payments related to the merger, including severance and change of control payments payable to Threshold’s existing and former executive officers, will become due and payable in connection with the closing of the merger.

Threshold’s operating expenses and expenses associated with the merger and Threshold’s obligations thereunder may exceed Threshold’s estimates as a result of a variety of factors, many of which are outside of its control. These factors include:

•	the time, resources and costs associated with the merger, including legal and accounting costs;

•	the costs associated with complying with its obligations under the merger agreement; and

•	the costs of any claims or liabilities related to the proposed merger.

If Threshold has not correctly estimated Threshold’s future operating expenses or Threshold’s operating expenses exceed Threshold’s expectations, Threshold may be below the $12.5 million level at the time of the merger’s closing, which would result in an adjustment to the exchange ratio in the merger agreement such that the ownership percentage retained by the Threshold’s stockholders in the combined company immediately following the merger may be reduced.

If Threshold fails to continue to meet all applicable NASDAQ Capital Market requirements and NASDAQ determines to delist the Threshold common stock, the delisting could adversely affect the market liquidity of the Threshold common stock and the market price of the Threshold common stock could decrease.

The Threshold common stock is listed on The NASDAQ Capital Market. In order to maintain Threshold’s listing, Threshold must meet minimum financial and other requirements, including requirements for a minimum amount of capital, a minimum price per share and continued business operations so that Threshold is not characterized as a “public shell company.” On November 11, 2016, Threshold received a notice from the staff, or the NASDAQ Staff, that, for the previous 30 consecutive business days, the closing bid price for the Threshold common stock was below the $1.00 per share minimum bid price requirement for continued listing on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2), or the Bid Price Rule. In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Threshold had 180 calendar days, or until May 10, 2017, to regain compliance with the Bid Price Rule. To regain compliance with the Bid Price Rule, the closing bid price of the Threshold common stock must be at least $1.00 per share for a minimum of 10 consecutive business days at any time during this 180-day period. Threshold did not regain compliance with the rule by May 10, 2017, but became eligible for an additional 180 calendar day compliance period by meeting the continued listing requirement for market value of publicly held shares and all other applicable standards for initial listing on The NASDAQ Capital

Market, with the exception of the bid price requirement, and by providing written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. In connection with the merger, in March 2017, Threshold’s board of directors approved a reverse stock split of Threshold common stock, within a reverse split ratio range of between 1-for-5 and 1-for-15, inclusive, which would be contingent upon stockholder approval (Proposal No. 5) and subject to the approval by Threshold’s stockholders of the merger and the issuance of shares in the concurrent financing. However, if it appears to the NASDAQ Staff that Threshold will not be able to cure the deficiency, NASDAQ will notify Threshold that its common stock will be subject to delisting. In the event of such a notification, Threshold may appeal the NASDAQ Staff’s determination to delist its securities, but there can be no assurance the NASDAQ Staff would grant Threshold’s request for continued listing. If Threshold fails to continue to meet all applicable NASDAQ Capital Market requirements, NASDAQ may determine to delist the Threshold common stock from The NASDAQ Capital Market. If the Threshold common stock is delisted for any reason, it could reduce the value of the Threshold common stock and its liquidity.

If the Threshold common stock is delisted as a result of Threshold’s failure to comply with the Bid Price Requirement or any other NASDAQ continued listing requirement, Threshold would expect the Threshold common stock to be traded in the over-the-counter market, which could adversely affect the liquidity of the Threshold common stock. Additionally, delisting would substantially impair Threshold’s ability to raise additional funds to fund Threshold’s operations, to meaningfully advance the development of evofosfamide and/or to acquire or in-license additional product candidates or development programs, and Threshold could face other significant material adverse consequences, including:

•	a limited availability of market quotations for Threshold common stock;

•	a reduced amount of news and analyst coverage for Threshold;

•	reduced liquidity for Threshold’s stockholders;

•	potential loss of confidence by employees and potential future partners or collaborators; and

•	loss of institutional investor interest and fewer business development opportunities.

The price of Threshold common stock has been and may continue to be volatile.

The stock markets in general, the markets for biotechnology stocks and, in particular, the stock price of the Threshold common stock, have experienced extreme volatility. Further price declines in the stock price of the Threshold common stock could result from general market and economic conditions and a variety of other factors, including:

•	announcements regarding the development of Threshold’s product candidates, including any delays in any potential future clinical trials, and investor perceptions of Threshold’s ability to advance the development of evofosfamide;

•	adverse results or delays in potential future clinical trials of evofosfamide;

•	Threshold’s ability to raise additional capital to advance the development of evofosfamide and the terms of any related financing arrangements;

•	announcements of regulatory approval or non-approval of Threshold’s product candidates, or delays in the applicable regulatory agency review process

•	adverse actions taken by regulatory agencies with respect to Threshold’s product candidates, clinical trials, manufacturing processes or sales and marketing activities

•	Threshold’s ability to enter into new collaborative, licensing or other strategic arrangements with respect to Threshold’s product candidates

•	the terms and timing of any future collaborative, licensing or other strategic arrangements that Threshold may establish

•	announcements of technological innovations, patents or new products by Threshold or Threshold’s competitors

•	regulatory developments in the United States, Japan and other foreign countries

•	any lawsuit involving Threshold or Threshold’s product candidates

•	Threshold’s ability to comply with the minimum listing requirements of NASDAQ

•	announcements concerning Threshold’s competitors, or the biotechnology or pharmaceutical industries in general

•	developments concerning any strategic alliances or acquisitions Threshold may enter into

•	actual or anticipated variations in Threshold’s operating results

•	changes in recommendations by securities analysts or lack of analyst coverage

•	deviations in Threshold’s operating results from the estimates of analysts

•	sales of Threshold common stock by Threshold, including under Threshold’s sales agreement with Cowen

•	sales of Threshold common stock by Threshold’s executive officers, directors and significant stockholders or sales of substantial amounts of common stock; and

•	additional losses of any of Threshold’s key scientific or management personnel

In the past, following periods of volatility in the market price of a particular company’s securities, litigation has often been brought against that company. Any such lawsuit could consume resources and management time and attention, which could adversely affect Threshold’s business.

If there are large sales of Threshold common stock, the market price of Threshold common stock could drop substantially. In addition, a significant number of shares of Threshold common stock are subject to issuance upon exercise of outstanding options, which upon such exercise would result in dilution to Threshold’s securityholders.

If Threshold or Threshold’s existing stockholders sell a large number of shares of Threshold common stock or the public market perceives that Threshold or Threshold’s existing stockholders might sell shares of Threshold common stock, the market price of the Threshold common stock could decline significantly. As of March 31, 2017, Threshold had 71,591,918 outstanding shares of common stock, substantially all of which may be sold in the public market without restriction, subject to any affiliate restrictions. On November 2, 2015, Threshold entered into a sales agreement with Cowen, or the Cowen Sales Agreement, under which Threshold may sell shares of Threshold common stock from time to time through Cowen, as Threshold’s agent for the offer and sale of the shares, in an aggregate amount not to exceed $50 million. Though Threshold’s ability to sell shares of common stock through Cowen under Threshold’s sales agreement with Cowen is practically limited or precluded altogether due to Threshold’s currently-depressed stock price, to the extent that Threshold sell shares of Threshold common stock pursuant to the sales agreement with Cowen in the future, Threshold’s stockholders will experience dilution. In addition, as of March 31, 2017, there were 10,827,481 shares of Threshold common stock issuable upon the exercise of outstanding options having a weighted-average exercise price of $3.01 per share. Although Threshold cannot determine at this time how many of the currently outstanding options will ultimately be exercised, the options will likely be exercised only if the exercise price is below the market price of the Threshold common stock. To the extent that the options are exercised, additional shares of Threshold common stock will be issued that will be eligible for resale in the public market, which will result in dilution to Threshold’s securityholders.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on Threshold’s stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require annual management assessments of the effectiveness of Threshold’s internal control over financial reporting. If Threshold fails to maintain the adequacy of Threshold’s internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, Threshold may not be able to ensure that Threshold can conclude on an ongoing basis that Threshold has effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC. If Threshold cannot favorably assess, or Threshold’s independent registered public accounting firm is unable to provide an unqualified attestation report on, the effectiveness of Threshold’s internal control over financial reporting, investor confidence in the reliability of Threshold’s financial reports may be adversely affected, which could have a material adverse effect on Threshold’s stock price.

Threshold’s certificate of incorporation, Threshold’s bylaws and Delaware law contain provisions that could discourage another company from acquiring Threshold and may prevent attempts by Threshold’s stockholders to replace or remove Threshold’s current management.

Provisions of Delaware law, where Threshold is incorporated, Threshold’s certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by Threshold’s stockholders to replace or remove Threshold’s current management by making it more difficult for stockholders to replace or remove Threshold’s board of directors. These provisions include:

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders

•	providing for a classified board of directors with staggered terms

•	requiring supermajority stockholder voting to effect certain amendments to Threshold’s certificate of incorporation and bylaws

•	eliminating the ability of stockholders to call special meetings of stockholders

•	prohibiting stockholder action by written consent; and

•	establishing advance notice requirements for nominations for election to Threshold’s board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Claims for indemnification by Threshold’s directors and officers may reduce Threshold’s available funds to satisfy successful third-party claims against Threshold and may reduce the amount of money available to Threshold.

Threshold’s amended and restated certificate of incorporation and amended and restated bylaws provide that Threshold will indemnify Threshold’s directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, or the DGCL, Threshold’s amended and restated bylaws and Threshold’s indemnification agreements that Threshold has entered into with Threshold’s directors and officers provide that:

•	Threshold will indemnify Threshold’s directors and officers for serving Threshold in those capacities or for serving other business enterprises at Threshold’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	Threshold may, in Threshold’s discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	Threshold is required to advance expenses, as incurred, to Threshold’s directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The rights conferred in Threshold’s amended and restated bylaws are not exclusive, and Threshold is authorized to enter into indemnification agreements with Threshold’s directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	Threshold may not retroactively amend Threshold’s amended and restated bylaw provisions to reduce Threshold’s indemnification obligations to directors, officers, employees and agents.

Threshold’s ability to use Threshold’s net operating losses to offset future taxable income, if any, may be subject to certain limitations.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” (generally defined as a greater than 50-percentage-point cumulative change (by value) in the equity ownership of certain stockholders over a rolling three-year period) is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. If Threshold undergoes additional ownership changes (some of which changes may be outside Threshold’s control), Threshold’s ability to utilize Threshold’s NOLs could be further limited by Section 382 of the Code. The merger will result in an ownership change under Section 382 of the Code for Threshold, and Threshold’s pre-merger net operating loss carryforwards and certain other tax attributes will be subject to limitation or elimination. The net operating loss carryforwards and certain other tax attributes of Molecular and of the combined company may also be subject to limitations as a result of ownership changes. Threshold’s NOLs may also be impaired under state law. Accordingly, Threshold may not be able to utilize a material portion of Threshold’s NOLs. Furthermore, Threshold’s ability to utilize Threshold’s NOLs is conditioned upon Threshold’s attaining profitability and generating U.S. federal taxable income. Other than for 2015, Threshold has incurred net losses since Threshold’s inception, and Threshold anticipates that it will continue to incur significant losses for the foreseeable future; thus, Threshold does not know whether or when Threshold will generate the U.S. federal taxable income necessary to utilize Threshold’s NOLs. See the risk factors described above under the section titled “—Risks Related to Related to Threshold’s Financial Performance and Operations” beginning on page 54 of this proxy statement/prospectus/information statement.

Threshold has never paid dividends on Threshold common stock, and Threshold does not anticipate paying any cash dividends in the foreseeable future.

Threshold has never declared or paid cash dividends on Threshold common stock. Threshold does not anticipate paying any cash dividends on Threshold common stock in the foreseeable future. Threshold currently intends to retain all available funds and any future earnings to fund the development and growth of Threshold’s business. As a result, capital appreciation, if any, of Threshold common stock will be Threshold’s stockholders’ sole source of gain for the foreseeable future.

Risks Related to Molecular’s Financial Condition and Capital Requirements

Molecular has incurred losses since its inception, has a limited operating history on which to assess its business, and anticipates that it will continue to incur significant losses for the foreseeable future.

Molecular is a clinical development-stage biopharmaceutical company with a limited operating history. Molecular has incurred net losses in each year since its inception in 2009, including net losses of $11.0 million and $5.4 million for the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, Molecular had an accumulated deficit of $40.4 million.

As of December 31, 2016, Molecular had cash and cash equivalents of $1.7 million. In January 2017, Molecular issued convertible notes, or the Molecular notes, in the aggregate principal amount of $10.0 million. In connection with execution of the merger agreement, Molecular entered into a note purchase agreement and related bridge note with Threshold pursuant to which Threshold has funded to Molecular a principal amount of $4.0 million. Molecular will continue to require substantial additional capital to continue its clinical development and potential commercialization activities. Accordingly, Molecular will need to raise substantial additional capital to continue to fund its operations. The amount and timing of its future funding requirements will depend on many factors, including the pace and results of its clinical development efforts. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on its financial condition and its ability to develop its product candidates.

Molecular has devoted substantially all of its financial resources to identify, acquire, and develop its product candidates, including conducting clinical trials and providing general and administrative support for its operations. To date, Molecular has financed its operations primarily through the sale of equity securities and convertible promissory notes. The amount of its future net losses will depend, in part, on the rate of its future expenditures and its ability to obtain funding through equity or debt financings, strategic collaborations or grants. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. Molecular expects losses to increase as it completes Phase I development and advances into Phase II development its lead product candidates. Molecular has not yet commenced pivotal clinical trials for any product candidate and it may be several years, if ever, before Molecular completes pivotal clinical trials and has a product candidate approved for commercialization. Molecular expects to invest significant funds into the research and development of its current product candidates to determine the potential to advance these product candidates to regulatory approval.

If Molecular obtains regulatory approval to market one or more products, its future revenue will depend upon the size of any markets in which its product candidates may receive approval, and its ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors and adequate market share for its product candidates in those markets. Even if Molecular obtains adequate market share for one or more products, because the potential markets in which its product candidates may ultimately receive regulatory approval could be very small, Molecular may never become profitable despite obtaining such market share and acceptance of its products.

Molecular expects to continue to incur significant expenses and increasing operating losses for the foreseeable future and its expenses will increase substantially if and as Molecular:

•	continues the clinical development of its product candidate;

•	continues efforts to discover new product candidates;

•	undertakes the manufacturing of its product candidates or increases volumes manufactured by third parties;

•	advances its programs into larger, more expensive clinical trials;

•	initiates additional preclinical, clinical, or other trials or studies for its product candidates;

•	seeks regulatory and marketing approvals and reimbursement for its product candidates;

•	establishes a sales, marketing, and distribution infrastructure to commercialize any products for which Molecular may obtain marketing approval and market for itself;

•	seeks to identify, assess, acquire, and/or develop other product candidates;

•	makes milestone, royalty or other payments under third-party license agreements;

•	seeks to maintain, protect, and expand its intellectual property portfolio;

•	seeks to attract and retain skilled personnel; and

•	experiences any delays or encounters issues with the development and potential for regulatory approval of its clinical candidates such as safety issues, clinical trial accrual delays, longer follow-up for planned studies, additional major studies or supportive studies necessary to support marketing approval.

Further, the net losses Molecular incurs may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of its results of operations may not be a good indication of its future performance.

Molecular’s independent registered public accounting firm has expressed doubt about Molecular’s ability to continue as a going concern.

Based on its cash balances, recurring losses since inception and inadequacy of existing capital resources to fund planned operations for a twelve-month period, Molecular’s independent registered public accounting firm has included an explanatory paragraph in its report on Molecular’s financial statements as of and for the years ended December 31, 2016 and December 31, 2015 expressing substantial doubt about Molecular’s ability to continue as a going concern. Molecular will, during the remainder of 2017, require significant additional funding to continue operations. If Molecular is unable to continue as a going concern, it may be forced to liquidate its assets and the values it receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in its financial statements.

Molecular has material weaknesses in its internal control over financial reporting. If one or more material weaknesses persist or if Molecular fails to establish and maintain effective internal control over financial reporting, Molecular’s ability to accurately report its financial results could be adversely affected.

Molecular has been a private company and had limited accounting and financial reporting personnel and other resources with which to address its internal control over financial reporting. In connection with the audits of Molecular’s consolidated financial statements for the years ended December 31, 2015 and 2016 and preparation of interim financial statements for the first quarter of 2017, Molecular and its independent registered public accounting firm identified material weaknesses in Molecular’s internal controls over financial reporting. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented, or detected and corrected on a timely basis.

The material weaknesses related to Molecular’s inability to prepare accurate financial statements, resulting from a lack of adequate accounting personnel to timely and appropriately account for and disclose the impact of complex, non-routine transactions in accordance with GAAP. These non-routine transactions impacted the recording of equity-based compensation, cash-flow presentations, revenue, and related disclosures. In response to these material weaknesses, Molecular evaluated its historical financial and operations data for further deficiencies and instituted additional control procedures around the research and recording of non-recurring transactions. Additionally, Molecular is currently working to remediate these material weaknesses through the reallocation of existing internal resources and retaining third-party consultants to help enhance its internal controls over financial reporting. There can be no assurance that these efforts will remediate the material weaknesses or avoid future weaknesses or deficiencies. Any failure to remediate the material weaknesses and any future weaknesses or deficiencies or any failure to implement required new or improved controls or difficulties encountered in their implementation could cause Molecular to fail to meet its reporting obligations or result in material misstatements in its financial statements. Following the closing of the Merger, Molecular’s management will be required to assess the effectiveness of its disclosure controls and procedures and internal control over financial reporting. If Molecular is unable to remediate its material weaknesses, Molecular’s management may not be able to conclude that its disclosure controls and procedures or internal control over financial reporting are effective, which could result in investors losing confidence in its reported financial information and may lead to a decline in the stock price. Failure to comply with Section 404 of Sarbanes-Oxley could potentially subject Molecular to sanctions or investigations by the SEC, the Financial Industry Regulatory Authority or other regulatory authorities, as well as increasing the risk of liability arising from litigation based on securities law.

Molecular has never generated any revenue from product sales and may never be profitable.

Molecular has no products approved for commercialization and has never generated any revenue. Molecular’s ability to generate revenue and achieve profitability depends on its ability, alone or with strategic collaborators, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize one or more of its product candidates. Molecular does not anticipate generating revenue from product sales for the foreseeable future. Molecular’s ability to generate future revenue from product sales depends heavily on its success in many areas, including but not limited to:

•	completing research and development of one or more of its product candidates;

•	obtaining regulatory and marketing approvals for one or more of its product candidates;

•	manufacturing one or more product candidates and establishing and maintaining supply and manufacturing relationships with third parties that are commercially feasible, meet regulatory requirements and Molecular’s supply needs in sufficient quantities to meet market demand for its product candidates, if approved;

•	marketing, launching and commercializing one or more product candidates for which Molecular obtains regulatory and marketing approval, either directly or with a collaborator or distributor;

•	gaining market acceptance of one or more of its product candidates as treatment options;

•	addressing any competing products;

•	protecting, maintaining and enforcing its intellectual property rights, including patents, trade secrets and know-how;

•	negotiating favorable terms in any collaboration, licensing or other arrangements into which Molecular may enter;

•	obtaining reimbursement or pricing for one or more of its product candidates that supports profitability; and

•	attracting, hiring and retaining qualified personnel.

Even if one or more of the product candidates that Molecular develops is approved for commercial sale, Molecular anticipates incurring significant costs associated with launching and commercializing any approved product candidate. Molecular also will have to develop or acquire manufacturing capabilities or continue to contract with contract manufacturers in order to continue development and potential commercialization of its product candidates. For instance, if Molecular’s costs of manufacturing its drug products are not commercially feasible, then it will need to develop or procure its drug products in a commercially feasible manner to successfully commercialize any future approved product, if any. Additionally, if Molecular is not able to generate revenue from the sale of any approved products, Molecular may never become profitable.

Raising additional capital may cause dilution to Molecular’s stockholders, restrict its operations or require Molecular to relinquish rights.

To the extent that Molecular raises additional capital through the sale of equity, convertible debt or other securities convertible into equity, including the issuance of shares of capital stock by the combined company in the contemplated financing concurrent with the completion of the merger, the ownership interest of Molecular’s stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect rights of Molecular’s stockholders. Debt financing, if available at all, would likely involve agreements that include covenants limiting or restricting Molecular’s ability to take specific actions, such as incurring additional debt, making capital expenditures, making additional product acquisitions or declaring dividends. For instance, Molecular’s loan and security agreement with Silicon Valley Bank limits Molecular’s ability to enter into an asset sale, enter into any change of control, incur additional indebtedness, pay any dividends or enter into specified transactions with its affiliates. Molecular has obtained consent from Silicon Valley Bank to enter into the merger agreement and consummate the merger. If Molecular raises additional funds through strategic collaborations or licensing arrangements with third parties, Molecular may have to relinquish valuable rights to its product candidates or future revenue streams or grant licenses on terms that are not favorable to Molecular. Molecular cannot be assured that it will be able to obtain additional funding if and when necessary to fund its entire portfolio of product candidates to meet its projected plans. If Molecular is unable to obtain funding on a timely basis, Molecular may be required to delay or discontinue one or more of its development programs or the commercialization of any product candidates or be unable to expand its operations or otherwise capitalize on potential business opportunities, which could materially harm Molecular’s business, financial condition, and results of operations.

Molecular also has historically received funds from state and federal government grants for research and development. The grants have been, and any future government grants and contracts Molecular may receive may be, subject to the risks and contingencies set forth below under the section titled “—Risks Related to the Development of Molecular’s Product Candidates—Reliance on government funding for Molecular’s programs may add uncertainty to Molecular’s research and commercialization efforts with respect to those programs that are tied to such funding and may impose requirements that limit Molecular’s ability to take certain actions, increase the costs of commercialization and production of product candidates developed under those programs and subject Molecular to potential financial penalties, which could materially and adversely affect Molecular’s business, financial condition and results of operations.” beginning on page 86 of this proxy statement/prospectus/information statement. Although Molecular might apply for government contracts and grants in the future, it cannot assure you that it will be successful in obtaining additional grants for any product candidates or programs.

Risks Related to the Development of Molecular’s Product Candidates

Clinical trials are costly, time consuming and inherently risky, and Molecular may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

Clinical development is expensive, time consuming and involves significant risk. Molecular cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of development. Events that may prevent successful or timely completion of clinical development include but are not limited to:

•	inability to generate satisfactory preclinical, toxicology or other in vivo or in vitro data or to develop diagnostics capable of supporting the initiation or continuation of clinical trials;

•	delays in reaching agreement on acceptable terms with clinical research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	delays or failure in obtaining required institutional review board, or IRB, approval at each clinical trial site;

•	failure to obtain or delays in obtaining a permit from regulatory authorities to conduct a clinical trial;

•	delays in recruiting or failure to recruit sufficient eligible patients in its clinical trials;

•	failure by clinical sites or CROs or other third parties to adhere to clinical trial requirements;

•	failure by Molecular clinical sites, CROs or other third parties to perform in accordance with the good clinical practices requirements of the FDA or applicable foreign regulatory guidelines;

•	patients withdrawing from Molecular’s clinical trials;

•	adverse events or other issues of concern significant enough for the FDA, or comparable foreing regulatory authority, to put an Investigational New Drug, or IND, on clinical hold;

•	occurrence of adverse events associated with Molecular’s product candidates;

•	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;

•	the cost of clinical trials of Molecular’s product candidates;

•	negative or inconclusive results from Molecular’s clinical trials which may result in Molecular’s deciding, or regulators requiring Molecular, to conduct additional clinical trials or abandon development programs in other ongoing or planned indications for a product candidate; and

•	delays in reaching agreement on acceptable terms with third-party manufacturers and the time for manufacture of sufficient quantities of its product candidates for use in clinical trials.

Any inability to successfully complete clinical development and obtain regulatory approval for one or more of its product candidates could result in additional costs to Molecular or impair its ability to generate revenue. In addition, if Molecular makes manufacturing or formulation changes to its product candidates, Molecular may need to conduct additional nonclinical studies and/or clinical trials to show that the results obtained from such new formulation are consistent with previous results obtained. Clinical trial delays could also shorten any periods during which its products have patent protection and may allow competitors to develop and bring products to market before Molecular does, which could impair its ability to successfully commercialize its product candidates and may harm its business and results of operations.

The approach Molecular is taking to discover and develop next generation immunotoxin therapies (called ETBs) is unproven and may never lead to marketable products.

The scientific discoveries that form the basis for Molecular’s efforts to discover and develop its product candidates are relatively recent. To date, neither Molecular nor any other company has received regulatory approval to market therapeutics utilizing ETBs. The scientific evidence to support the feasibility of developing drugs based on these discoveries is both preliminary and limited. Successful development of ETB therapeutic products by Molecular will require solving a number of issues, including identifying appropriate receptor targets, screening for and selecting potent and safe ETB drug candidates, developing a commercially feasible manufacturing process, successfully completing all required preclinical studies and clinical trials, successfully implementing all other requirements that may be mandated by regulatory agencies from clinical development through post-marketing periods, ensuring intellectual property protection in any territory where an ETB may be commercialized and commercializing an ETB successfully in a competitive product landscape. In addition, any product candidates that Molecular develops may not demonstrate in patients the biological and pharmacological properties ascribed to them in laboratory and preclinical testing, and they may interact with human biological systems in unforeseen, ineffective or even harmful ways. If Molecular does not successfully develop and commercialize one or more product candidates based upon this technological approach, it may not become profitable and the value of its capital stock may decline.

Further, Molecular’s focus on ETB technology for developing product candidates as opposed to multiple, more proven technologies for drug development increases the risk associated with its business. If Molecular is not successful in developing an approved product using ETB technology, it may not be able to identify and successfully implement an alternative product development strategy. In addition, work by other companies pursuing similar technologies may encounter setbacks and difficulties that regulators and investors may attribute to Molecular’s product candidates, whether appropriate or not.

Molecular’s ETB therapeutic product candidates are based on a relatively novel technology, which makes it difficult to predict the time and cost of development and of subsequently obtaining regulatory approval, if at all. To date, no ETB therapeutics have been approved in the United States.

Molecular has concentrated its research and development efforts to date on a limited number of product candidates based on its ETB therapeutic platform and identifying its initial targeted disease indications. Molecular’s future success depends on its successful development of one or more viable product candidates. Currently, only one of its product candidates, MT-3724, is in clinical development, and the remainder of its product candidates are in preclinical development. There can be no assurance that Molecular will not experience problems or delays in developing its product candidates and that such problems or delays will not cause unanticipated costs, or that any such development problems can be solved.

Additionally, the FDA and comparable foreign regulatory authorities have relatively limited experience with ETB therapeutics. No regulatory authority has granted approval to any person or entity, including Molecular, to market or commercialize ETB therapeutics, which may increase the complexity, uncertainty and length of the regulatory approval process for Molecular’s product candidates. If Molecular’s ETB product candidates fail to prove to be safe, effective or commercially viable, its product candidate pipeline would have little, if any, value, which would have a material adverse effect on its business, financial condition or results of operations.

The clinical trial and manufacturing requirements of the FDA, the European Medicines Agency, or the EMA, and other regulatory authorities, and the criteria these regulators use to determine the safety and efficacy of a product candidate, vary substantially according to the type, complexity, novelty and intended use and market of the product candidate. The regulatory approval process for novel product candidates such as ETB therapeutics can be more expensive and take longer than for other, better known or more extensively studied product candidates. It is difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for Molecular’s product candidates in either the United States or the European Union or how long it will take to commercialize its product candidates, even if approved for marketing. Approvals by the European Commission may not be indicative of what the FDA may require for approval, and vice versa, and different or additional preclinical studies and clinical trials may be required to support regulatory approval in each respective jurisdiction. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product candidate to market could decrease Molecular’s ability to generate sufficient product revenue, and Molecular’s business, financial condition, results of operations and prospects may be harmed.

Molecular’s product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial viability of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by its product candidates could cause Molecular or regulatory authorities to interrupt, delay, or terminate clinical trials or result in a restrictive label or delay regulatory approval.

In addition, Molecular’s MT-3724 product candidate has been studied in only a limited number of patients with a confirmed diagnosis of non-Hodgkin’s lymphoma, and the most common adverse events were peripheral edema, diarrhea, myalgia, cough, fatigue, constipation, nausea, anemia, stomatitis, pyrexia, dizziness, headache, insomnia, dyspnea, neutropenia, thrombocytopenia, blurry vision, dysphagia, oral pain, chills, pneumonia, dehydration, hypoalbuminemia, hyponatremia, dysgeusia, oropharyngeal pain, and maculo-papular rash. Molecular may experience a higher rate or severity of adverse events and comparable or higher rates of discontinuation in testing in its future clinical trials. There is no guarantee that additional or more severe side effects will not be identified through ongoing clinical trials of Molecular’s product candidates for current and other indications. Undesirable side effects and negative results for any of Molecular’s product candidates may negatively impact the development and potential for approval of Molecular’s product candidates for their proposed indications.

Additionally, even if one or more of its product candidates receives marketing approval, and Molecular or others later identify undesirable side effects caused by such products, potentially significant negative consequences could result, including but not limited to:

•	regulatory authorities may withdraw approvals of such products;

•	regulatory authorities may require additional warnings on the label;

•	Molecular may be required to create a REMS plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers, and/or other elements to assure safe use;

•	Molecular could be sued and held liable for harm caused to patients; and

•	its reputation may suffer.

Any of these events could prevent Molecular from achieving or maintaining market acceptance of a product candidate, even if approved, and could significantly harm its business, results of operations, and prospects.

Molecular’s product development program may not discover all possible adverse events that patients who take MT-3 724 or its other product candidates may experience. The number of subjects exposed to MT-3 724 or its other product candidates and the average exposure time in the clinical development program may be inadequate to detect all adverse events, or chance findings, that may only be detected once the product is administered to more patients and for greater periods of time.

Clinical trials by their nature utilize a sample of the potential patient population. However, with a limited number of subjects and limited duration of exposure, Molecular cannot be fully assured all severe side effects of MT-3724 or its other product candidates will be uncovered. Such severe side effects may only be uncovered with a significantly larger number of patients exposed to the drug. If such safety problems occur or are identified after MT-3724 or another product candidate reaches the market, the FDA, or comparable foreign regulatory authority, may require that Molecular amend the labeling of the product or temporarily cease marketing the product, or may even withdraw approval for the product.

Molecular’s ETB therapeutic approach is novel. Negative public opinion and increased regulatory scrutiny of ETB -based therapies may damage public perception of the safety of its product candidates and adversely affect its ability to conduct its business or obtain regulatory approvals for its product candidates.

ETB therapy remains a novel technology, with no ETB therapy product approved to date in the United States. Public perception may be influenced by claims that ETB therapy is unsafe, and ETB therapy may not gain the acceptance of the public or the medical community. In particular, Molecular’s success will depend upon physicians who specialize in the treatment of the diseases targeted by Molecular’s product candidates prescribing treatments that involve the use of one or more of its approved product candidates in lieu of, or in addition to, existing treatments with which they are familiar and for which greater clinical data may be available. More restrictive government regulations or negative public opinion regarding ETB-based therapeutics could have an adverse effect on Molecular’s business, financial condition or results of operations and may delay or impair the development and commercialization of its product candidates or demand for any products Molecular may develop. Serious adverse events, or SAEs, in ETB clinical trials for Molecular’s competitors’ products, even if not ultimately attributable to the relevant product candidates, and the resulting publicity, could result in increased government regulation, unfavorable public perception, potential regulatory delays in the testing or approval of Molecular’s product candidates, stricter labeling requirements for those product candidates that are approved and a decrease in demand for any such product candidates.

Molecular is heavily dependent on the success of its product candidates, the most advanced of which is in the early stages of clinical development. Some of its product candidates have produced results in preclinical settings to date, or for other indications than those for which Molecular contemplates conducting development and seeking FDA approval, and Molecular cannot give any assurance that it will generate data for any of its product candidates sufficient to receive regulatory approval in its planned indications, which will be required before they can be commercialized.

Molecular has invested substantially all of its efforts and financial resources to identify, acquire and develop its portfolio of product candidates. Its future success is dependent on its ability to successfully further develop, obtain regulatory approval for, and commercialize one or more product candidates. Molecular currently generates no revenue from sales of any products, and Molecular may never be able to develop or commercialize a product candidate.

Molecular currently has one product candidate in Phase I clinical trials. MT-3724 has only been administered in patients with non-Hodgkin’s lymphoma. This is only one of the multiple indications for which Molecular plans to develop this product candidate. Additionally, Molecular’s clinical and preclinical data to date is not validated and Molecular has no way of knowing if after validation Molecular’s clinical trial data will be complete and consistent. There can be no assurance that the data that Molecular develops for its product candidates in its planned indications will be sufficient to obtain regulatory approval.

In addition, none of its product candidates has advanced into a pivotal clinical trial for Molecular’s proposed indications and it may be years before any such clinical trial is initiated and completed, if at all. Molecular is not permitted to market or promote any of its product candidates before it receives regulatory approval from the FDA or comparable foreign regulatory authorities, and Molecular may never receive such regulatory approval for any of its product candidates. Molecular cannot be certain that any of its product candidates will be successful in clinical trials or receive regulatory approval. Further, Molecular’s product candidates may not receive regulatory approval even if they are successful in clinical trials. If Molecular does not receive regulatory approvals for its product candidates, Molecular may not be able to continue its operations.

Product development involves a lengthy and expensive process with an uncertain outcome, and results of earlier preclinical studies and clinical trials may not be predictive of future clinical trial results.

Clinical testing is expensive and generally takes many years to complete, and the outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of Molecular’s product candidates may not be predictive of the results of larger, later-stage controlled clinical trials. Product candidates that have shown promising results in early-stage clinical trials may still suffer significant setbacks or failure in subsequent clinical trials. Molecular’s clinical trial to date has been conducted on a small number of patients in limited numbers of clinical sites for a limited number of indications. Molecular will have to conduct larger, well-controlled trials in its proposed indications to verify the results obtained to date and to support any regulatory submissions for further clinical development. A number of companies in the biopharmaceutical industry have suffered significant setbacks or failure in advanced clinical trials due to lack of efficacy or adverse safety profiles despite promising results in earlier, smaller clinical trials.

Moreover, clinical data are often susceptible to varying interpretations and analyses. Molecular does not know whether any Phase I, Phase II, Phase III or other clinical trials Molecular may conduct will demonstrate consistent or adequate efficacy and safety with respect to the proposed indication for use sufficient to receive regulatory approval or market its drug candidates.

Molecular may use its financial and human resources to pursue a particular research program or product candidate and fail to capitalize on programs or product candidates that may be more profitable or for which there is a greater likelihood of success.

Because Molecular has limited financial and human resources, it may forego or delay pursuit of opportunities with some programs or product candidates or for other indications that later prove to have greater commercial potential. Molecular’s resource allocation decisions may cause it to fail to capitalize on viable commercial products or more profitable market opportunities. Molecular’s spending on current and future research and development programs and future product candidates for specific indications may not yield any commercially viable products. Molecular may also enter into additional strategic collaboration agreements to develop and commercialize some of its programs and potential product candidates in indications with potentially large commercial markets. If Molecular does not accurately evaluate the commercial potential or target market for a particular product candidate, it may relinquish valuable rights to that product candidate through strategic collaborations, licensing or other royalty arrangements in cases in which it would have been more advantageous for Molecular to retain sole development and commercialization rights to such product candidate, or Molecular may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

Molecular may find it difficult to enroll patients in its clinical trials given the limited number of patients who have the diseases for which its product candidates are being studied. Difficulty in enrolling patients could delay or prevent clinical trials of its product candidates.

Identifying and qualifying patients to participate in clinical trials of Molecular’s product candidates is essential to its success. The timing of Molecular’s clinical trials depends in part on the rate at which Molecular can recruit patients to participate in clinical trials of its product candidates, and Molecular may experience delays in its clinical trials if it encounters difficulties in enrollment.

The eligibility criteria of Molecular’s planned clinical trials may further limit the available eligible trial participants as Molecular expects to require that patients have specific characteristics that Molecular can measure or meet the criteria to assure their conditions are appropriate for inclusion in its clinical trials. For instance, Molecular’s Phase I clinical trial of MT-3724 includes patients with non-Hodgkin’s lymphoma. The estimated prevalence of non-Hodgkin’s lymphoma in the United States is that an estimated 72,580 new cases and 20,150 deaths will be attributable to non-Hodgkin’s B-cell lymphomas in 2016. Molecular may not be able to identify, recruit and enroll a sufficient number of patients to complete its clinical trials in a timely manner because of the perceived risks and benefits of the product candidate under study, the availability and efficacy of competing therapies and clinical trials, and the willingness of physicians to participate in its planned clinical trials. If patients are unwilling to participate in Molecular’s clinical trials for any reason, the timeline for conducting trials and obtaining regulatory approval of its product candidates may be delayed.

If Molecular experiences delays in the completion of, or termination of, any clinical trials of its product candidates, the commercial prospects of its product candidates could be harmed, and its ability to generate product revenue from any of these product candidates could be delayed or prevented. In addition, any delays in completing its clinical trials would likely increase its overall costs, impair product candidate development and jeopardize its ability to obtain regulatory approval relative to its current plans. Any of these occurrences may harm its business, financial condition, and prospects significantly.

Molecular may face potential product liability, and, if successful claims are brought against it, Molecular may incur substantial liability and costs. If the use or misuse of Molecular’s product candidates harms patients, or is perceived to harm patients even when such harm is unrelated to its product candidates, Molecular’s regulatory approvals, if any, could be revoked or otherwise negatively impacted and Molecular could be subject to costly and damaging product liability claims. If Molecular is unable to obtain adequate insurance or is required to pay for liabilities resulting from a claim excluded from, or beyond the limits of, its insurance coverage, a material liability claim could adversely affect its financial condition.

The use or misuse of Molecular’s product candidates in clinical trials and the sale of any products for which Molecular may obtain marketing approval exposes Molecular to the risk of potential product liability claims. Product liability claims might be brought against Molecular by consumers, healthcare providers, pharmaceutical companies or others selling or otherwise coming into contact with its product candidates and approved products, if any. There is a risk that Molecular’s product candidates may induce adverse events. If Molecular cannot successfully defend against product liability claims, it could incur substantial liability and costs. Some of Molecular’s ETB therapeutics have shown in clinical trials adverse events, including peripheral edema, diarrhea, myalgia, cough, fatigue, constipation, nausea, anemia, stomatitis, pyrexia, dizziness, headache, insomnia, dyspnea, neutropenia, thrombocytopenia, blurry vision, dysphagia, oral pain, chills, pneumonia, dehydration, hypoalbuminemia, hyponatremia, dysgeusia, oropharyngeal pain, and maculo-papular rash, among others. There is a risk that Molecular’s future product candidates may induce similar or more severe adverse events. Patients with the diseases targeted by Molecular’s product candidates may already be in severe and advanced stages of disease and have both known and unknown significant preexisting and potentially life-threatening health risks. During the course of treatment, patients may suffer adverse events, including death, for reasons that may be related to Molecular’s product candidates. Such events could subject Molecular to costly litigation, require it to pay substantial amounts of money to injured patients, delay, negatively impact or end its opportunity to receive or maintain regulatory approval to market its products, or require Molecular to suspend or abandon its commercialization efforts. Even in a circumstance in which an adverse event is unrelated to Molecular’s product candidates, the investigation into the circumstance may be time-consuming or inconclusive. These investigations may delay Molecular’s regulatory approval process or impact and limit the type of regulatory approvals its product candidates receive or maintain. As a result of these factors, a product liability claim, even if successfully defended, could have a material adverse effect on Molecular’s business, financial condition or results of operations.

Although Molecular has product liability insurance covering its clinical trials in the United States for up to $4.0 million per occurrence up to an aggregate limit of $4.0 million, its insurance may be insufficient to reimburse it for any expenses or losses Molecular may suffer. Molecular also will likely be required to increase its product liability insurance coverage for the advanced clinical trials that it plans to initiate. If Molecular obtains marketing approval for any of its product candidates, it will need to expand its insurance coverage to include the sale of commercial products. There is no way to know if Molecular will be able to continue to obtain product liability coverage and obtain expanded coverage if it requires it, in sufficient amounts to protect it against losses due to liability, on acceptable terms, or at all. Molecular may not have sufficient resources to pay for any liabilities resulting from a claim excluded from, or beyond the limits of, its insurance coverage. Where Molecular has provided indemnities in favor of third parties under its agreements with them, there is also a risk that these third parties could incur liability and bring a claim under such indemnities. An individual may bring a product liability claim against Molecular alleging that one of its product candidates causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and breach of warranties. Claims also could be asserted under state consumer protection acts. Any product liability claim brought against Molecular, with or without merit, could result in:

•	withdrawal of clinical trial volunteers, investigators, patients or trial sites or limitations on approved indications;

•	the inability to commercialize, or if commercialized, decreased demand for, its product candidates;

•	if commercialized, product recalls, withdrawals of labeling, marketing or promotional restrictions or the need for product modification;

•	initiation of investigations by regulators;

•	loss of revenues;

•	substantial costs of litigation, including monetary awards to patients or other claimants;

•	liabilities that substantially exceed Molecular’s product liability insurance, which Molecular would then be required to pay itself;

•	an increase in Molecular’s product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, if at all;

•	the diversion of management’s attention from Molecular’s business; and

•	damage to Molecular’s reputation and the reputation of its products and its technology.

Product liability claims may subject Molecular to the foregoing and other risks, which could have a material adverse effect on its business, financial condition or results of operations.

Risks Related to Regulatory Approval of Molecular’s Product Candidates and Other Legal Compliance Matters

A potential breakthrough therapy designation by the FDA for Molecular’s product candidates may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that Molecular’s product candidates will receive marketing approval.

Molecular may seek a breakthrough therapy designation from the FDA for some of its product candidates. A breakthrough therapy is defined as a drug or biological product that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug or biological product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs or biological products that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of a clinical trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as breakthrough therapies by the FDA could also be eligible for accelerated approval.

Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if Molecular believes one of its product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional or other accelerated FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of Molecular’s product candidates qualify and are designated as breakthrough therapies, the FDA may later decide that the drugs or biological products no longer meet the conditions for designation and the designation may be rescinded.

Molecular may seek Fast Track designation for one or more of its product candidates, but it might not receive such designation, and even if Molecular does, such designation may not actually lead to a faster development or regulatory review or approval process.

If a product candidate is intended for the treatment of a serious condition and nonclinical or clinical data demonstrate the potential to address unmet medical need for this condition, a product sponsor may apply for FDA Fast Track designation. If Molecular seeks Fast Track designation for a product candidate, Molecular may not receive it from the FDA. However, even if Molecular receives Fast Track designation, Fast Track designation does not ensure that Molecular will receive marketing approval or that approval will be granted within any particular timeframe. Molecular may not experience a faster development or regulatory review or approval process with Fast Track designation compared to conventional FDA procedures. In addition, the FDA may withdraw Fast Track designation if it believes that the designation is no longer supported by data from Molecular’s clinical development program. Fast Track designation alone does not guarantee qualification for the FDA’s priority review procedures.

Even if Molecular obtains regulatory approval for a product, Molecular will remain subject to ongoing regulatory requirements.

If any of Molecular’s product candidates are approved, Molecular will be subject to ongoing regulatory requirements with respect to manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing clinical trials and submission of safety, efficacy and other post-approval information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.

Manufacturers and manufacturers’ facilities are required to continuously comply with FDA and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP regulations and corresponding foreign regulatory manufacturing requirements. As such, Molecular and its contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any NDA or marketing authorization application.

Any regulatory approvals that Molecular receives for its product candidates may be subject to limitations on the approved indicated uses for which the product candidate may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase IV clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. Molecular will be required to report adverse reactions and production problems, if any, to the FDA and comparable foreign regulatory authorities. Any new legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to assure compliance. If its original marketing approval for a product candidate was obtained through an accelerated approval pathway, Molecular could be required to conduct a successful post-marketing clinical trial in order to confirm the clinical benefit for its products. An unsuccessful post-marketing clinical trial or failure to complete such a trial could result in the withdrawal of marketing approval.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, the regulatory agency may impose restrictions on that product or Molecular, including requiring withdrawal of the product from the market. If Molecular fails to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

•	issue warning letters;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory approval;

•	suspend any of Molecular’s ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications submitted by Molecular;

•	impose restrictions on Molecular’s operations, including closing its contract manufacturers’ facilities; or

•	require a product recall.

Any government investigation of alleged violations of law would be expected to require Molecular to expend significant time and resources in response and could generate adverse publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect Molecular’s ability to develop and commercialize its products and the value of Molecular and its operating results would be adversely affected.

Healthcare legislative reform measures may have a material adverse effect on Molecular’s business, financial condition or results of operations.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the ACA was passed. The ACA was intended to substantially change the way health care is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things, addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of specified branded prescription drugs, and promotes a new Medicare Part D coverage gap discount program. However, the ACA has been under threat of repeal since its passage and in May 2017, the U.S. House of Representatives passed legislation known as the American Health Care Act, or the AHCA, which, if enacted, would amend and repeal significant portions of the ACA. While the AHCA was passed by the U.S. House of Representatives, it is unclear whether and in what form this legislation might be passed by the U.S. Senate and, if so, what form any final legislation might take. In any event, it is not clear what the impact of this legislation or other healthcare reform measures that may be adopted in the future will have on any of Molecular’s product candidates if they are approved.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted, and Molecular expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand or lower pricing for its product candidates or additional pricing pressures.

Molecular may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, and health information privacy and security laws. If Molecular is unable to comply, or has not fully complied, with such laws, it could face substantial penalties.

If Molecular obtains FDA approval for any of its product candidates and begins commercializing those products in the United States, its operations will be subject to various federal and state fraud and abuse laws, including, the federal Anti-Kickback Statute, the federal False Claims Act, and physician sunshine laws and regulations. These laws may impact, among other things, its proposed sales, marketing and education programs. In addition, Molecular may be subject to patient privacy regulation by both the federal government and the states in which Molecular conduct its business. The laws that may affect its ability to operate include:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

•	federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent;

•	HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

•	the federal physician sunshine requirements under the Health Care Reform Laws requires manufacturers of drugs, devices, biologics and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, other healthcare providers and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations; and

•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including governmental and private payors, to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, and state laws governing the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of Molecular’s business activities could be subject to challenge under one or more of such laws. In addition, recent health care reform legislation has strengthened these laws. For example, the Health Care Reform Law, among other things, amends the intent requirement of the federal Anti-Kickback Statute and criminal healthcare fraud statute. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Moreover, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

If Molecular’s operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to Molecular, Molecular may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, and the curtailment or restructuring of its operations, any of which could adversely affect its ability to operate Molecular’s business and its results of operations.

Reliance on government funding for Molecular’s programs may add uncertainty to Molecular’s research and commercialization efforts with respect to those programs that are tied to such funding and may impose requirements that limit Molecular’s ability to take certain actions, increase the costs of commercialization and production of product candidates developed under those programs and subject Molecular to potential financial penalties, which could materially and adversely affect Molecular’s business, financial condition and results of operations.

During the course of Molecular’s development of its lead product candidate, it has been funded in significant part through state grants, including but not limited to the substantial funding it has received from the Cancer Prevention & Research Institute of Texas, or CPRIT. In addition to the funding Molecular has received to date, it has applied and intends to continue to apply for federal and state grants to receive additional funding in the future. Molecular has been awarded a second CPRIT grant for Molecular’s MT-4019 program where contract negotiations are still ongoing and may or may not be successful. Contracts and grants funded by the U.S. government, state governments and their related agencies, including Molecular’s contracts with the State of Texas pertaining to funds Molecular has already received, include provisions that reflect the government’s substantial rights and remedies, many of which are not typically found in commercial contracts, including powers of the government to:

•	require repayment of all or a portion of the grant proceeds, in certain cases with interest, in the event Molecular violates certain covenants pertaining to various matters that include any potential relocation outside of the State of Texas, failure to achieve certain milestones or to comply with terms relating to use of grant proceeds, or failure to comply with certain laws;

•	terminate agreements, in whole or in part, for any reason or no reason;

•	reduce or modify the government’s obligations under such agreements without the consent of the other party;

•	claim rights, including certain intellectual property rights, in products and data developed under such agreements;

•	audit contract-related costs and fees, including allocated indirect costs;

•	suspend the contractor or grantee from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;

•	impose State of Texas or U.S. manufacturing requirements for products that embody inventions conceived or first reduced to practice under such agreements;

•	impose qualifications for the engagement of manufacturers, suppliers and other contractors as well as other criteria for reimbursements;

•	suspend or debar the contractor or grantee from doing future business with the government;

•	control and potentially prohibit the export of products;

•	pursue criminal or civil remedies under the False Claims Act, False Statements Act and similar remedy provisions specific to government agreements; and

•	limit the government’s financial liability to amounts appropriated by the State of Texas on a fiscal-year basis, thereby leaving some uncertainty about the future availability of funding for a program even after it has been funded for an initial period.

•	In addition to those powers set forth above, the government funding Molecular may receive could also impose requirements to make payments based upon sales of Molecular’s products in the future. For example, under the terms of Molecular’s award from CPRIT, Molecular is required to pay CPRIT a portion of its revenues from sales of products directly funded by CPRIT, or received from Molecular’s licensees or sublicensees, at a percentage in the mid-single digits until the aggregate amount of such payments equals a specified multiple of the grant amount, and thereafter at a rate of less than or equal to three percent, subject to Molecular’s right, under certain circumstances, to make a one-time payment in a specified amount to CPRIT to buy out such payment obligations. See the section titled “Molecular Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” beginning on page 317 of this proxy statement/prospectus/information statement for a description of the CPRIT grant, which includes a description of Molecular’s obligations to make royalty payments.

Molecular may not have the right to prohibit the State of Texas or, if relevant under possible future federal grants, the U.S. government, from using certain technologies developed by Molecular, and Molecular may not be able to prohibit third-party companies, including Molecular’s competitors, from using those technologies in providing products and services to the U.S. government. The U.S. government generally takes the position that it has the right to royalty-free use of technologies that are developed under U.S. government contracts. These and other provisions of government grants may also apply to intellectual property Molecular licenses now or in the future.

In addition, government contracts and grants normally contain additional requirements that may increase Molecular’s costs of doing business, reduce Molecular’s profits and expose Molecular to liability for failure to comply with these terms and conditions. These requirements include, for example:

•	specialized accounting systems unique to government contracts and grants;

•	mandatory financial audits and potential liability for price adjustments or recoupment of government funds after such funds have been spent;

•	public disclosures of certain contract and grant information, which may enable competitors to gain insights into Molecular’s research program; and

•	mandatory socioeconomic compliance requirements, including labor standards, non-discrimination and affirmative action programs and environmental compliance requirements.

If Molecular fails to maintain compliance with any such requirements that may apply to it now or in the future, it may be subject to potential liability and to termination of its contracts.

If Molecular fails to comply with environmental, health and safety laws and regulations, Molecular could become subject to fines or penalties or incur costs that could have a material adverse effect on its business, financial condition or results of operations.

Molecular’s research and development activities and its third-party manufacturers’ and suppliers’ activities involve the controlled storage, use, and disposal of hazardous materials, including the components of its product candidates and other hazardous compounds. Molecular and its manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at Molecular’s and its manufacturers’ facilities pending their use and disposal. Molecular cannot eliminate the risk of contamination, which could cause an interruption of its commercialization efforts, research and development efforts and business operations; environmental damage resulting in costly clean-up; and liabilities under applicable laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. Although Molecular believes that the safety procedures utilized by it and its third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, Molecular cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, Molecular may be held liable for any resulting damages and such liability could exceed its resources and state or federal or other applicable authorities may curtail Molecular’s use of specified materials and/or interrupt its business operations. Furthermore, environmental laws and regulations are complex, change frequently, and have tended to become more stringent. Molecular cannot predict the impact of such changes and cannot be certain of its future compliance. Molecular does not currently carry biological or hazardous waste insurance coverage.

Risks Related to Molecular’s Intellectual Property

Molecular’s ability to compete may decline if it is unable to establish intellectual property rights or if its intellectual property rights are inadequate to protect its ETB technology, present and future product candidates and related processes for its developmental pipeline.

Molecular relies or will rely upon a combination of patents, trade secret protection, and confidentiality agreements to protect its intellectual property related to its technologies, products and product candidates. Its commercial success and viability depends in large part on its and any potential future licensors’ ability to obtain, maintain and enforce patent and other intellectual property protections in the United States, Europe and other countries worldwide with respect to its current and future proprietary technologies and product candidates. If Molecular or its future collaboration partners do not adequately protect such intellectual property, competitors may be able to use its technologies and erode or negate any competitive advantage it may have, which could materially harm Molecular’s business, negatively affect its position in the marketplace, limit its ability to commercialize product candidates and delay or render impossible its achievement of profitability.

Molecular’s strategy and future prospects are based, in particular, on its patent portfolio. Molecular and its future collaboration partners or licensees will best be able to protect its proprietary ETB technologies, products, product candidates and their uses from unauthorized use by third parties to the extent that valid and enforceable patents, effectively protected trade secrets, or other regulatory exclusivities, cover them. Molecular has sought to protect its proprietary position by filing patent applications in the United States and elsewhere worldwide related to its proprietary ETB technologies, product candidates and methods of use that are important to its business. This process is expensive and time consuming, and Molecular may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Molecular will fail to identify patentable aspects of its research and development output before it is too late to obtain meaningful patent protection.

Intellectual property rights have limitations and do not necessarily address all potential threats to Molecular’s competitive advantage. Molecular’s ability to obtain patent protection for its proprietary technologies, product candidates and their uses is uncertain and the degree of future protection afforded by its intellectual property rights is uncertain due to a number of factors, including, but not limited to:

•	Molecular or its future collaboration partners may not have been the first to make the inventions covered by pending patent applications or issued patents;

•	Molecular or its future collaboration partners may not have been the first to file patent applications covering its ETB technology, product candidates, compositions or their uses;

•	others may independently develop identical, similar or alternative methods, products product candidates or compositions and uses thereof;

•	Molecular or its future collaboration partners’ disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;

•	any or all of Molecular or its future collaboration partners’ pending patent applications may not result in issued patents;

•	Molecular or its future collaboration partners may not seek or obtain patent protection in countries that may eventually provide it with a significant business opportunity;

•	any patents issued to Molecular or its future collaboration partners may not provide a basis for commercially viable products, may not provide any competitive advantages or may be successfully challenged by third parties;

•	Molecular or its future collaboration partners’ products, compositions and methods may not be patentable;

•	others may design around Molecular’s or its future collaboration partners’ patent claims to produce competitive products or uses which fall outside of the scope of Molecular’s patents or other intellectual property rights;

•	others may identify prior art or other bases which could invalidate Molecular or its future collaboration partners’ patents;

•	Molecular’s competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where Molecular or its future collaboration partners do not have patent rights, and then use the information learned from such activities to develop competitive products for sale in major commercial markets; or

•	Molecular or its future collaboration partners may not develop additional proprietary technologies or products that are patentable.

Further, the patent position of biotechnology and pharmaceutical companies generally is highly uncertain and involves complex legal and factual questions for which legal principles remain unsolved. The patent applications that Molecular owns or in-licenses may fail to result in issued patents with claims that cover its product candidates in the United States or in other foreign countries. There is no assurance that all potentially relevant prior art relating to its patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover Molecular’s product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, Molecular’s patents and patent applications may not adequately protect its intellectual property, provide exclusivity for its product candidates or prevent others from designing around the Molecular claims. Any of these outcomes could impair Molecular’s ability to prevent competition from third parties, which may have an adverse impact on its business.

Molecular, independently or together with its licensors, has filed several patent applications covering various aspects of its ETB technology, product candidates and associated assays and uses. Molecular cannot offer any assurances about which, if any, patents will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to Molecular after patent issuance could deprive Molecular of rights necessary for the successful commercialization of any product candidates that Molecular may develop. Further, if Molecular encounters delays in regulatory approvals, the period of time during which Molecular could market a product candidate under patent protection could be reduced.

If Molecular cannot obtain and maintain effective protection of exclusivity from its regulatory efforts and intellectual property rights, including patent protection or data exclusivity, for its product candidates, Molecular may not be able to compete effectively and its business and results of operations would be harmed.

Molecular may not have sufficient patent terms and regulatory exclusivity protections for its product candidates to effectively protect its competitive position.

Patents have a limited term. In the United States and most jurisdictions worldwide, the statutory expiration of a non-provisional patent is generally 20 years after it is filed. Although various extensions may be available, the life of a patent, and the protection it affords, is limited. Even if patents covering Molecular’s technologies, product candidates and associated uses are obtained, once the patent life has expired for a product candidate, Molecular may be open to competition from generic, biosimilar or biobetter medications.

Patent term extensions under the Hatch-Waxman Act in the United States, and regulatory extensions in Japan and certain other countries, and under Supplementary Protection Certificates in Europe, may be available to extend the patent or data exclusivity terms of Molecular’s product candidates depending on the timing and duration of the regulatory review process relative to patent term. In addition, upon issuance in the United States, any patent term may be adjusted based on specified delays caused by the applicant(s) or the USPTO. Molecular will likely rely on patent term extensions, and Molecular cannot provide any assurances that any such patent term extensions will be obtained and, if so, for how long. As a result, Molecular may not be able to maintain exclusivity for its product candidates for an extended period after regulatory approval, if any, which would negatively impact its business, financial condition, results of operations and prospects. If Molecular does not have sufficient patent terms or regulatory exclusivity to protect its product candidates, its business and results of operations will be adversely affected.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Molecular’s ability to protect its products, and recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of its patent applications and the enforcement or defense of its issued patents.

As is the case with other biotechnology companies, Molecular’s success is heavily dependent on patents. Obtaining and enforcing patents in the biotechnology industry involve both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in specified circumstances and weakened the rights of patent owners in specified situations. In addition to increasing uncertainty with regard to Molecular’s ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Molecular’s ability to obtain new patents or to enforce Molecular’s existing patents and patents that it might obtain in the future.

For Molecular’s U.S. patent applications containing a claim not entitled to priority before March 16, 2013, there is a greater level of uncertainty in the patent law. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The USPTO has promulgated regulations and developed procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first inventor to file provisions, did not come into effect until March 16, 2013. Accordingly, it is not yet clear what, if any, impact the Leahy-Smith Act will have on the operation of Molecular’s business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of its patent applications and the enforcement or defense of its issued patents, all of which could have a material adverse effect on Molecular’s business, financial condition or results of operations.

An important change introduced by the Leahy-Smith Act is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that filed or files a patent application in the USPTO after March 16, 2013 but before Molecular files an application could therefore be awarded a patent covering an invention of Molecular’s even if Molecular had made the invention before it was made by the third party. This will require Molecular to be cognizant going forward of the time from invention to filing of a patent application. Furthermore, Molecular’s ability to obtain and maintain valid and enforceable patents depends on whether the differences between its technology and the prior art allow its technology to be patentable over the prior art. Since patent applications in the United States and most other countries are confidential for a period of time after filing, Molecular cannot be certain that it was the first to either (i) file any patent application related to its product candidates or (ii) invent any of the inventions claimed in its patents or patent applications.

Among some of the other changes introduced by the Leahy-Smith Act are changes that limit where a patentee may file a patent infringement suit and new procedures providing opportunities for third parties to challenge any issued patent in the USPTO. Included in these new procedures is a process known as inter partes review, or IPR, which has been generally used by many third parties over the past two years to invalidate patents. The IPR process is not limited to patents filed after the Leahy-Smith Act was enacted, and would therefore be available to a third party seeking to invalidate any of Molecular’s U.S. patents, even those issued or filed before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal court necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate Molecular’s patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action.

Issued patents covering Molecular’s ETB technologies, product candidates and uses could be found invalid or unenforceable if challenged in court.

Even if Molecular’s or its future collaboration partners’ patents do successfully issue and even if such patents cover product candidates and methods of use, third parties may initiate interference, re-examination, post-grant review, IPR or derivation actions in the U.S. Patent and Trademark Office, or USPTO; may initiate third party oppositions in the European Patent Office, or EPO; or may initiate similar actions challenging the validity, enforceability or scope of such patents in other patent administrative proceedings worldwide, which may result in patent claims being narrowed or invalidated. Such proceedings could result in revocation or amendment of Molecular’s patents in such a way that they no longer cover competitive technologies, product candidates or methods of use. Further, if Molecular initiates legal proceedings against a third party to enforce a patent covering its technologies, product candidates or uses, the defendant could counterclaim that Molecular’s relevant patent is invalid or unenforceable. In patent litigation in the United States, certain European and other countries worldwide, it is commonplace for defendants to make counterclaims alleging invalidity and unenforceability in the same proceeding, or to commence parallel defensive proceedings such as patent nullity actions to challenge validity and enforceability of asserted patent claims. Further, in the United States, a third party, including a licensee of one of Molecular’s or its future collaboration partners’ patents, may initiate legal proceedings against Molecular in which the third party challenges the validity, enforceability, or scope of Molecular’s patent(s).

In administrative and court actions, grounds for a patent validity challenge may include alleged failures to meet any of several statutory requirements, including lack of novelty, nonobviousness (or inventive step) and, in some cases clarity, adequate written description or non-enablement of, the claimed invention. Grounds for unenforceability assertions include allegations that someone connected with prosecution of the patent withheld relevant information from the Examiner during prosecution in the USPTO, or made a misleading statement during prosecution in the USPTO, the EPO or elsewhere. Third parties also may raise similar claims before administrative bodies in the USPTO or the EPO, even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability are unpredictable. With respect to patent claim validity, for example, Molecular cannot be certain that there is no invalidating prior art, of which it or the patent examiner was unaware during prosecution. Further, Molecular cannot be certain that all of the potentially relevant art relating to its patents and patent applications has been brought to the attention of every patent office. If a defendant or other patent challenger were to prevail on a legal assertion of invalidity or unenforceability, Molecular could lose at least in part, and perhaps all, of the patent protection on its ETB technology, product candidates and associated uses.

Molecular may become involved in lawsuits to protect or enforce its patents or other intellectual property rights, which could be expensive, time consuming and unsuccessful and have a material adverse effect on the success of its business.

Competitors may infringe Molecular’s patents or the patents of its future licensors. If Molecular or one of its licensing partners were to initiate legal proceedings against a third party to enforce a patent covering one of its product candidates, the defendant could counterclaim that the patent covering its product candidate is invalid and/or unenforceable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, nonobviousness, adequate written description, clarity or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that Molecular does not have the right to stop the other party from using the claimed invention at issue on the grounds that Molecular’s or its future collaboration partners’ patent claims do not cover the claimed invention. Third parties may in the future make claims challenging the inventorship or ownership of Molecular’s intellectual property. An adverse outcome in a litigation or proceeding involving one or more of its patents could limit Molecular’s ability to assert those patents against those parties or other competitors, and may curtail or preclude its ability to exclude third parties from making and selling similar or competitive products. Similarly, if Molecular asserts trademark infringement claims, a court may determine that the marks it has asserted are invalid or unenforceable, or that the party against whom it has asserted trademark infringement has superior rights to the marks in question. In this case, Molecular could ultimately be forced to cease use of such trademarks.

Even if Molecular establishes infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Molecular’s confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could adversely affect the market price of Molecular’s common stock. Moreover, there can be no assurance that Molecular will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded and can involve substantial expenses. Even if Molecular ultimately prevails in such claims, the monetary cost of such litigation and the diversion of the attention of its management and scientific personnel could outweigh any benefit it receives as a result of the proceedings.

Interference or derivation proceedings provoked by third parties or brought by Molecular or declared by the USPTO may be necessary to determine the priority or inventorship of inventions with respect to Molecular’s patents or patent applications or those of its licensors. An unfavorable outcome could require Molecular to cease using the related technology or to attempt to license rights to it from the prevailing party. Molecular’s business could be harmed if the prevailing party does not offer Molecular a license on commercially reasonable terms. Its defense of litigation, interference proceedings, or derivation proceedings may fail and, even if successful, may result in substantial costs and distract its management and other employees. In addition, the uncertainties associated with litigation and administrative proceedings could have a material adverse effect on Molecular’s ability to raise the funds necessary to continue its clinical trials, continue its research programs, license necessary technology from third parties or enter into development partnerships that would help Molecular bring its product candidates to market.

If Molecular is unable to protect the confidentiality of its trade secrets and know-how for its product candidates or any future product candidates, Molecular may not be able to compete effectively in its proposed markets.

In addition to the protection afforded by patents, Molecular relies on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that Molecular elects not to patent, processes for which patents are difficult to enforce and any other elements of its product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. Molecular seeks to protect its proprietary technology and processes, in part, by entering into confidentiality agreements with its employees, consultants, scientific advisors and contractors. Molecular also seeks to preserve the integrity and confidentiality of its data and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems. While Molecular has confidence in these individuals, organizations and systems, agreements or security measures may be breached, and Molecular may not have adequate remedies for any breach. In addition, its trade secrets may otherwise become known or be independently discovered by competitors.

Although Molecular’s current employment contracts provide for and Molecular expects all of its employees and consultants to assign their inventions to Molecular, and all of Molecular’s employees, consultants, advisors, and any third parties who have access to its proprietary know-how, information or technology are expected to enter into confidentiality agreements, Molecular cannot provide any assurances that all such agreements have been duly executed or that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to its trade secrets or independently develop substantially equivalent information and techniques. Misappropriation or unauthorized disclosure of Molecular’s trade secrets could impair its competitive position and may have a material adverse effect on its business, financial condition or results of operations. Additionally, if the steps taken to maintain its trade secrets are deemed inadequate, Molecular may have insufficient recourse against third parties for misappropriating trade secrets.

Third-party claims of intellectual property infringement could result in costly litigation or other proceedings and may prevent or delay Molecular’s development and commercialization efforts.

Molecular’s commercial success depends in part on its ability to develop, manufacture, market and sell its product candidates and use its proprietary technology without infringing the patent rights of third parties. Molecular is currently not aware of U.S. or foreign patents or pending patent applications owned by third parties that cover therapeutic uses of ETBs. In the future, Molecular may identify such third-party U.S. and non-U.S issued patents and pending applications. If Molecular identifies any such patents or pending applications, Molecular may in the future pursue available proceedings in the U.S. and foreign patent offices to challenge the validity of these patents and patent applications. In addition, or alternatively, Molecular may consider whether to seek to negotiate a license of rights to technology covered by one or more of such patents and patent applications. If any patents or patent applications cover its product candidates or technologies or a requisite manufacturing process, Molecular may not be free to manufacture or market its product candidates, including MT-3724, as planned, absent such a license, which may not be available to Molecular on commercially reasonable terms, or at all.

It is also possible that Molecular has failed to identify relevant third-party patents or applications. For example, applications filed before November 29, 2000 and applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Moreover, it is difficult for industry participants, including Molecular, to identify all third-party patent rights that may be relevant to its product candidates and technologies because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Molecular may fail to identify relevant patents or patent applications or may identify pending patent applications of potential interest but incorrectly predict the likelihood that such patent applications may issue with claims of relevance to its technology. In addition, Molecular may be unaware of one or more issued patents that would be infringed by the manufacture, sale or use of a current or future product candidate, or Molecular may incorrectly conclude that a third-party patent is invalid, unenforceable or not infringed by its activities. Additionally, pending patent applications that have been published can, subject to specified limitations, be later amended in a manner that could cover Molecular’s technologies, its product candidates or the use of its product candidates.

There have been many lawsuits and other proceedings involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and reexamination proceedings before the USPTO and corresponding foreign patent offices. Third parties own numerous U.S. and foreign issued patents and pending patent applications in the fields in which Molecular is developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that Molecular’s product candidates may be subject to claims of infringement of the patent rights of third parties.

Parties making patent infringement claims against Molecular may obtain injunctive or other equitable relief, which could effectively block its ability to further develop and commercialize one or more of its product candidates. Defense of these claims, regardless of their merit, may involve substantial litigation expense and may require a substantial diversion of employee resources from Molecular’s business. In the event of a successful claim of patent infringement against Molecular, Molecular may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign its infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Molecular may be unsuccessful in obtaining or maintaining third-party rights necessary to develop its ETB technologies or to commercialize its product candidates and associated methods of use through acquisitions and in-licenses.

Presently, Molecular has rights to intellectual property under patent applications that Molecular owns. Because Molecular’s programs may involve a range of ETB targets and antibody domains, which in the future may include targets and antibody domains that require the use of proprietary rights held by third parties, the growth of Molecular’s business may likely depend in part on Molecular’s ability to acquire, in-license or use these proprietary rights. In addition, Molecular’s product candidates may require specific formulations or manufacturing technologies to work effectively and be manufactured efficiently, and these rights may be held by others. Molecular may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that it identifies. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that Molecular may consider attractive. These established companies may have a competitive advantage over Molecular due to their size, cash resources and greater clinical development and commercialization capabilities.

For example, Molecular has previously and may continue to collaborate with federal, state or international academic institutions to accelerate its preclinical research or development under written agreements with these institutions. Typically, these institutions grant the rights to the collaborator and retain a non-commercial license to all rights as well as march-in rights in the situation that the collaborator fails to exercise or commercialize certain covered technologies. Regardless of such initial rights, Molecular may be unable to exercise or commercialize certain funded technologies thereby triggering march-in rights of the funding institution. If Molecular is unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking Molecular’s ability to pursue its program.

In addition, companies that perceive Molecular to be a competitor may be unwilling to assign or license rights to it. Molecular also may be unable to license or acquire third-party intellectual property rights on terms that would allow it to make an appropriate return on its investment. If Molecular is unable to successfully obtain rights to third-party intellectual property rights, its business, financial condition and prospects for growth could suffer.

If Molecular is unable to successfully obtain and maintain rights to required third-party intellectual property, Molecular may have to abandon development of that product candidate or pay additional amounts to the third-party, and its business and financial condition could suffer.

The patent protection and patent prosecution for some of Molecular’s product candidates may in the future be dependent on third parties.

While Molecular normally has or seeks and gains the right to fully prosecute the patent applications relating to its product candidates, there may be times when certain patents or patent applications relating to its product candidates, their uses or their manufacture may be controlled by its licensors. If any of its future licensors fail to appropriately and broadly prosecute patent applications and maintain patent protection of claims covering any of its product candidates, their uses or their manufacture, its ability to develop and commercialize those product candidates may be adversely affected and Molecular may not be able to prevent competitors from making, using, importing, and selling competing products. In addition, even where Molecular now has the right to control patent prosecution of patent applications or the maintenance of patents Molecular has licensed from third parties in the future, Molecular may still be adversely affected or prejudiced by actions or inactions of its licensors in effect from actions prior to Molecular assuming control over patent prosecution.

If Molecular fails to comply with obligations in the agreements under which Molecular licenses intellectual property and other rights from third parties or otherwise experiences disruptions to its business relationships with its licensors, Molecular could lose license rights that are important to its business.

Molecular is and will continue to be a party to a number of intellectual property license collaboration and supply agreements that may be important to its business and expects to enter into additional license agreements in the future. Molecular’s existing agreements impose, and Molecular expects that future agreements will impose, various diligence, milestone payment, royalty, purchasing and other obligations on it. If Molecular fails to comply with its obligations under these agreements, or Molecular is subject to a bankruptcy, its agreements may be subject to termination by the licensor or other contract partner, in which event Molecular would not be able to develop, manufacture or market products covered by the license or subject to supply commitments.

Molecular may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that its employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Molecular employs individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including Molecular’s competitors or potential competitors. Although Molecular has written agreements and makes every effort to ensure that its employees, consultants and independent contractors do not use the proprietary information or intellectual property rights of others in their work for Molecular, Molecular may in the future be subject to any claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties. Litigation may be necessary to defend against these claims. If Molecular fails in defending any such claims, in addition to paying monetary damages, Molecular may lose valuable intellectual property rights or personnel, which could adversely impact its business. Even if Molecular is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Molecular may not be able to protect its intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Competitors may use Molecular’s technologies in jurisdictions where Molecular has not obtained patent protection to develop its own products and may also export infringing products to territories where Molecular has patent protection, but enforcement is not as strong as that in the United States. These products may compete with Molecular’s products, and Molecular’s patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries, particularly some developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to healthcare, medicine, or biotechnology products, which could make it difficult for Molecular to stop the infringement of its patents or marketing of competing products in violation of its proprietary rights generally. Proceedings to enforce Molecular’s patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert Molecular’s efforts and attention from other aspects of its business, could put Molecular’s patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing and could provoke third parties to assert claims against Molecular. Molecular may not prevail in any lawsuits that Molecular initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Molecular’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that it develops or licenses.

Risks Related to Molecular’s Reliance on Third Parties

Molecular relies on third parties to conduct its clinical trials, manufacture its product candidates and perform other services. If these third parties do not successfully perform and comply with regulatory requirements, Molecular may not be able to successfully complete clinical development, obtain regulatory approval or commercialize its product candidates, and its business could be substantially harmed.

Molecular has relied upon and plans to continue to rely upon third-party CROs to conduct, monitor and manage its ongoing clinical programs. Molecular relies on these parties for execution of clinical trials and manages and controls only some aspects of their activities. Molecular remains responsible for ensuring that each of its trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and its reliance on the CROs does not relieve Molecular of its regulatory responsibilities. Molecular and its CROs and other vendors are required to comply with all applicable laws, regulations and guidelines, including those required by the FDA and comparable foreign regulatory authorities for all of its product candidates in clinical development. If Molecular or any of its CROs or vendors fail to comply with applicable laws, regulations and guidelines, the results generated in its clinical trials may be deemed unreliable, and the FDA or comparable foreign regulatory authorities may require Molecular to perform additional clinical trials before approving its marketing applications. Molecular cannot be assured that its CROs and other vendors will meet these requirements, or that upon inspection by any regulatory authority, such regulatory authority will determine that efforts, including any of its clinical trials, comply with applicable requirements. Its failure to comply with these laws, regulations and guidelines may require Molecular to repeat clinical trials, which would be costly and delay the regulatory approval process.

If any of Molecular’s relationships with these third-party CROs terminates, Molecular may not be able to enter into arrangements with alternative CROs in a timely manner or do so on commercially reasonable terms. In addition, Molecular’s CROs may not prioritize Molecular’s clinical trials relative to those of other customers, and any turnover in personnel or delays in the allocation of CRO employees by the CRO may negatively affect its clinical trials. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, Molecular’s clinical trials may be delayed or terminated and Molecular may not be able to meet its current plans with respect to its product candidates. CROs also may involve higher costs than anticipated, which could negatively affect Molecular’s financial condition and operations.

In addition, Molecular does not currently have the capability to manufacture product candidates for use in the conduct of its clinical trials, and Molecular lacks the resources and the capability to manufacture any of its product candidates on a clinical or commercial scale without the use of third-party manufacturers. Molecular plans to rely on third-party manufacturers, and their responsibilities will include purchasing from third-party suppliers the materials necessary to produce Molecular’s product candidates for Molecular’s clinical trials and regulatory approval. Molecular expects there to be a limited number of suppliers for some of the raw materials that Molecular expects to use to manufacture its product candidates, and Molecular may not be able to identify alternative suppliers to prevent a possible disruption of the manufacture of its product candidates for its clinical trials, and, if approved, ultimately for commercial sale. Although Molecular generally does not expect to begin a clinical trial unless Molecular believes it has a sufficient supply of a product candidate to complete the trial, any significant delay or discontinuity in the supply of a product candidate, or the raw materials or other material components in the manufacture of the product candidate, could delay completion of its clinical trials and potential timing for regulatory approval of its product candidates, which would harm its business and results of operations.

Molecular does not yet have sufficient information to reliably estimate the cost of the commercial manufacturing of its product candidates and its current costs to manufacture its drug products may not be commercially feasible, and the actual cost to manufacture its product candidates could materially and adversely affect the commercial viability of its product candidates. As a result, Molecular may never be able to develop a commercially viable product.

In addition, Molecular’s reliance on third-party manufacturers exposes Molecular to the following additional risks:

•	Molecular may be unable to identify manufacturers on acceptable terms or at all;

•	Molecular’s third-party manufacturers might be unable to timely formulate and manufacture Molecular’s product or produce the quantity and quality required to meet Molecular’s clinical and commercial needs, if any;

•	Contract manufacturers may not be able to execute Molecular’s manufacturing procedures appropriately;

•	Molecular’s future third-party manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply its clinical trials or to successfully produce, store and distribute its products;

•	Manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies to ensure strict compliance with cGMPs and other government regulations and corresponding foreign standards, and Molecular does not have control over third-party manufacturers’ compliance with these regulations and standards;

•	Molecular may not own, or may have to share, the intellectual property rights to any improvements made by Molecular’s third-party manufacturers in the manufacturing process for its product candidates; and

•	Molecular’s third-party manufacturers could breach or terminate their agreement with Molecular.

Each of these risks could delay Molecular’s clinical trials, the approval, if any of its product candidates by the FDA or the commercialization of its product candidates or result in higher costs or deprive Molecular of potential product revenue. In addition, Molecular relies on third parties to perform release testing on its product candidates prior to delivery to patients. If these tests are not appropriately conducted and test data are not reliable, patients could be put at risk of serious harm, which could result in product liability suits.

The manufacture of medical products is complex and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of medical products often encounter difficulties in production, particularly in scaling up and validating initial production and absence of contamination. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Furthermore, if contaminants are discovered in Molecular’s supply of its product candidates or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Molecular cannot be assured that any stability or other issues relating to the manufacture of its product candidates will not occur in the future. Additionally, Molecular’s manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If Molecular’s manufacturers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, Molecular’s ability to provide its product candidates to patients in clinical trials would be jeopardized. Any delay or interruption in the supply of clinical trial supplies could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require Molecular to commence new clinical trials at additional expense or terminate clinical trials completely.

Molecular may be unable to realize the potential benefits of any collaboration.

Even if Molecular is successful in entering into a collaboration with respect to the development and/or commercialization of one or more product candidates, there is no guarantee that the collaboration will be successful. Collaborations may pose a number of risks, including:

•	collaborators often have significant discretion in determining the efforts and resources that they will apply to the collaboration, and may not commit sufficient resources to the development, marketing or commercialization of the product or products that are subject to the collaboration;

•	collaborators may not perform their obligations as expected;

•	any such collaboration may significantly limit Molecular’s share of potential future profits from the associated program, and may require it to relinquish potentially valuable rights to its current product candidates, potential products or proprietary technologies or grant licenses on terms that are not favorable to Molecular;

•	collaborators may cease to devote resources to the development or commercialization of Molecular’s product candidates if the collaborators view its product candidates as competitive with their own products or product candidates;

•	disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the course of development, might cause delays or termination of the development or commercialization of product candidates, and might result in legal proceedings, which would be time consuming, distracting and expensive;

•	collaborators may be impacted by changes in their strategic focus or available funding, or business combinations involving them, which could cause them to divert resources away from the collaboration;

•	collaborators may infringe the intellectual property rights of third parties, which may expose Molecular to litigation and potential liability;

•	the collaborations may not result in Molecular achieving revenues sufficient to justify such transactions; and

•	collaborations may be terminated and, if terminated, may result in a need for Molecular to raise additional capital to pursue further development or commercialization of the applicable product candidate.

As a result, a collaboration may not result in the successful development or commercialization of Molecular’s product candidates.

Molecular enters into various contracts in the normal course of its business in which Molecular indemnifies the other party to the contract. In the event Molecular has to perform under these indemnification provisions, it could have a material adverse effect on its business, financial condition and results of operations.

In the normal course of business, Molecular periodically enters into academic, commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to Molecular’s academic and other research agreements, Molecular typically indemnifies the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which Molecular has secured licenses, and from claims arising from Molecular’s or its sublicensees’ exercise of rights under the agreement. With respect to Molecular’s collaboration agreements, Molecular indemnifies its collaborators from any third-party product liability claims that could result from the production, use or consumption of the product, as well as for alleged infringements of any patent or other intellectual property right owned by a third party. With respect to consultants, Molecular indemnifies them from claims arising from the good faith performance of their services.

If Molecular’s obligations under an indemnification provision exceed applicable insurance coverage or if Molecular were denied insurance coverage, Molecular’s business, financial condition and results of operations could be adversely affected. Similarly, if Molecular is relying on a collaborator to indemnify Molecular and the collaborator is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage, and if the collaborator does not have other assets available to indemnify Molecular, its business, financial condition and results of operations could be adversely affected.

Risks Related to Commercialization of Molecular’s Product Candidates

Molecular currently has limited marketing and sales experience. If Molecular is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell its product candidates, Molecular may be unable to generate any revenue.

Although some of its employees may have marketed, launched and sold other pharmaceutical products in the past while employed at other companies, Molecular has no experience selling and marketing its product candidates, and Molecular currently has no marketing or sales organization. To successfully commercialize any products that may result from its development programs, Molecular will need to find one or more collaborators to commercialize its products or invest in and develop these capabilities, either on its own or with others, which would be expensive, difficult and time consuming. Any failure or delay in the timely development of Molecular’s internal commercialization capabilities could adversely impact the potential for success of its products.

If commercialization collaborators do not commit sufficient resources to commercialize Molecular’s future products and Molecular is unable to develop the necessary marketing and sales capabilities on its own, Molecular will be unable to generate sufficient product revenue to sustain or grow its business. Molecular may be competing with companies that currently have extensive and well-funded marketing and sales operations, particularly in the markets its product candidates are intended to address. Without appropriate capabilities, whether directly or through third-party collaborators, Molecular may be unable to compete successfully against these more established companies.

Molecular may attempt to form collaborations in the future with respect to its product candidates, but it may not be able to do so, which may cause it to alter its development and commercialization plans.

Molecular may attempt to form strategic collaborations, create joint ventures or enter into licensing arrangements with third parties with respect to its programs that it believes will complement or augment its existing business. Molecular may face significant competition in seeking appropriate strategic collaborators, and the negotiation process to secure appropriate terms is time consuming and complex. Molecular may not be successful in its efforts to establish such a strategic collaboration for any product candidates and programs on terms that are acceptable to it, or at all. This may be because Molecular’s product candidates and programs may be deemed to be at too early of a stage of development for collaborative effort, its research and development pipeline may be viewed as insufficient, the competitive or intellectual property landscape may be viewed as too intense or risky, and/or third parties may not view its product candidates and programs as having sufficient potential for commercialization, including the likelihood of an adequate safety and efficacy profile.

Any delays in identifying suitable collaborators and entering into agreements to develop and/or commercialize Molecular’s product candidates could delay the development or commercialization of its product candidates, which may reduce their competitiveness even if they reach the market. Absent a strategic collaborator, Molecular would need to undertake development and/or commercialization activities at its own expense. If Molecular elects to fund and undertake development and/or commercialization activities on its own, it may need to obtain additional expertise and additional capital, which may not be available to it on acceptable terms or at all. If Molecular is unable to do so, it may not be able to develop its product candidates or bring them to market and its business may be materially and adversely affected.

If the market opportunities for its product candidates are smaller than Molecular believes they are, Molecular may not meet its revenue expectations and, assuming approval of a product candidate, its business may suffer. Because the patient populations in the market for its product candidates may be small, Molecular must be able to successfully identify patients and acquire a significant market share to achieve profitability and growth.

Molecular’s estimates for the addressable patient population and its estimates for the prices it can charge for its product candidates may differ significantly from the actual market addressable by its product candidates. For instance, Molecular’s Phase I clinical trial of MT-3724 is focused on non-Hodgkin’s lymphoma. The estimated prevalence of non-Hodgkin’s B-cell lymphoma is that an estimated 72,580 new cases and 20,150 deaths will be attributable to the disease in the United States in 2016, only a subset of which may benefit from treatment with MT-3724. Molecular’s projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with its product candidates, are based on its beliefs and estimates. These estimates have been derived from a variety of sources, including the scientific literature, patient foundations or market research, and may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. Additionally, while Molecular believes that the data in its Phase I clinical trials for MT-3724 are supportive of application to other indications, there can be no assurance that its clinical trials will successfully address any additional indications. Likewise, the potentially addressable patient population for each of its product candidates may be limited or may not be amenable to treatment with its product candidates, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect its business, financial condition, results of operations and prospects.

Molecular faces substantial competition and its competitors may discover, develop or commercialize products faster or more successfully than Molecular.

The development and commercialization of new drug products is highly competitive. Molecular faces competition from major pharmaceutical companies, specialty pharmaceutical companies, biotechnology companies, universities and other research institutions worldwide with respect to MT-3724 and the other product candidates that it may seek to develop or commercialize in the future. Molecular is aware that the following companies have therapeutics marketed or in development that could compete with ETBs: Roche, Genentech, Bayer, Takeda, AbbVie, Celgene, Seattle Genetics, Immunogen, Morphosys, Genmab, Bristol Myers Squibb, Novartis, Regeneron, Janssen, Xencor, Amgen, Macrogenics, Astra Zeneca, Lilly, Merck KGaA, Pfizer, Merus, Sanofi, Mentrik Biotech, Merrimack Pharmaceuticals, Spectrum Pharmaceuticals and F-Star. Molecular’s competitors may succeed in developing, acquiring or licensing technologies and drug products that are more effective or less costly than MT-3724 or any other product candidates that Molecular is currently developing or that it may develop, which could render its product candidates obsolete and noncompetitive.

Many of Molecular’s competitors have materially greater name recognition and financial, manufacturing, marketing, research and drug development resources than it does. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in its competitors. Large pharmaceutical companies in particular have extensive expertise in preclinical and clinical testing and in obtaining regulatory approvals for drugs. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with Molecular’s competitors.

If Molecular’s competitors obtain marketing approval from the FDA or comparable foreign regulatory authorities for their product candidates more rapidly than Molecular does, it could result in Molecular’s competitors establishing a strong market position before Molecular is able to enter the market. Third-party payors, including governmental and private insurers, also may encourage the use of generic products. For example, if MT-3724 is ultimately approved, it may be priced at a significant premium over other competitive products. This may make it difficult for MT-3724 or any other future products to compete with these products. Failure of MT-3724 or other product candidates to effectively compete against established treatment options or in the future with new products currently in development would harm Molecular’s business, financial condition, results of operations and prospects.

The commercial success of any of Molecular’s current or future product candidates will depend upon the degree of market acceptance by physicians, patients, third-party payors, and others in the medical community.

Even with the approvals from the FDA and comparable foreign regulatory authorities, the commercial success of Molecular’s products will depend in part on the health care providers, patients and third-party payors accepting its product candidates as medically useful, cost-effective and safe. Any product that Molecular brings to the market may not gain market acceptance by physicians, patients and third-party payors. The degree of market acceptance of any of Molecular’s products will depend on a number of factors, including but not limited to:

•	the efficacy of the product as demonstrated in clinical trials and potential advantages over competing treatments; 101

•	the prevalence and severity of the disease and any side effects;

•	the clinical indications for which approval is granted, including any limitations or warnings contained in a product’s approved labeling;

•	the convenience and ease of administration;

•	the cost of treatment;

•	the willingness of the patients and physicians to accept these therapies;

•	the perceived ratio of risk and benefit of these therapies by physicians and the willingness of physicians to recommend these therapies to patients based on such risks and benefits;

•	the marketing, sales and distribution support for the product;

•	the publicity concerning its products or competing products and treatments; and

•	the pricing and availability of third-party insurance coverage and reimbursement.

Even if a product displays a favorable efficacy and safety profile upon approval, market acceptance of the product remains uncertain. Efforts to educate the medical community and third-party payors on the benefits of the products may require significant investment and resources and may never be successful. If its products fail to achieve an adequate level of acceptance by physicians, patients, third-party payors and other health care providers, Molecular will not be able to generate sufficient revenue to become or remain profitable.

Molecular may not be successful in any efforts to identify, license, discover, develop or commercialize additional product candidates.

Although a substantial amount of Molecular’s effort will focus on the continued clinical testing, potential approval and commercialization of its existing product candidates, the success of Molecular’s business is also expected to depend in part upon its ability to identify, license, discover, develop or commercialize additional product candidates. Research programs to identify new product candidates require substantial technical, financial and human resources. Molecular may focus its efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. Molecular’s research programs or licensing efforts may fail to yield additional product candidates for clinical development and commercialization for a number of reasons, including but not limited to the following:

•	Molecular’s research or business development methodology or search criteria and process may be unsuccessful in identifying potential product candidates;

•	Molecular may not be able or willing to assemble sufficient resources to acquire or discover additional product candidates;

•	its product candidates may not succeed in preclinical or clinical testing;

•	its potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval;

•	competitors may develop alternatives that render Molecular’s product candidates obsolete or less attractive;

•	product candidates Molecular develops may be covered by third parties’ patents or other exclusive rights;

•	the market for a product candidate may change during Molecular’s program so that such a product may become unreasonable to continue to develop;

•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

If any of these events occur, Molecular may be forced to abandon its development efforts for a program or programs, or Molecular may not be able to identify, license, discover, develop or commercialize additional product candidates, which would have a material adverse effect on its business, financial condition or results of operations and could potentially cause Molecular to cease operations.

Failure to obtain or maintain adequate reimbursement or insurance coverage for products, if any, could limit Molecular’s ability to market those products and decrease its ability to generate revenue.

The pricing, coverage, and reimbursement of Molecular’s approved products, if any, must be sufficient to support its commercial efforts and other development programs, and the availability and adequacy of coverage and reimbursement by third-party payors, including governmental and private insurers, are essential for most patients to be able to afford expensive treatments. Sales of Molecular’s approved products, if any, will depend substantially, both domestically and abroad, on the extent to which the costs of its approved products, if any, will be paid for or reimbursed by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or government payors and private payors. If coverage and reimbursement are not available, or are available only in limited amounts, Molecular may have to subsidize or provide products for free or Molecular may not be able to successfully commercialize its products.

In addition, there is significant uncertainty related to the insurance coverage and reimbursement for newly approved products. In the United States, the principal decisions about coverage and reimbursement for new drugs are typically made by the CMS, an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new drug will be covered and reimbursed under Medicare. Private payors tend to follow the coverage reimbursement policies established by CMS to a substantial degree. It is difficult to predict what CMS will decide with respect to reimbursement for novel product candidates such as Molecular’s and what reimbursement codes its product candidates may receive if approved.

Outside the United States, international operations are generally subject to extensive governmental price controls and other price-restrictive regulations, and Molecular believes the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of products. In many countries, the prices of products are subject to varying price control mechanisms as part of national health systems. Price controls or other changes in pricing regulation could restrict the amount that Molecular is able to charge for its products, if any. Accordingly, in markets outside the United States, the potential revenue may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and private payors in the United States and abroad to limit or reduce healthcare costs may result in restrictions on coverage and the level of reimbursement for new products and, as a result, they may not cover or provide adequate payment for its products. Molecular expects to experience pricing pressures in connection with products due to the increasing trend toward managed healthcare, including the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, and prescription drugs in particular, has and is expected to continue to increase in the future. As a result, profitability of Molecular’s products, if any, may be more difficult to achieve even if they receive regulatory approval.

Risks Related to Molecular’s Business Operations

Molecular’s future success depends in part on its ability to retain its Chief Executive Officer and Chief Scientific Officer and to attract, retain, and motivate other qualified personnel.

Molecular is highly dependent on Eric E. Poma, Ph.D., its Chief Executive Officer and Chief Scientific Officer, the loss of whose services may adversely impact the achievement of its objectives. Dr. Poma could leave Molecular’s employment at any time, as he is an “at will” employee. Recruiting and retaining other qualified employees, consultants and advisors for Molecular’s business, including scientific and technical personnel, will also be crucial to Molecular’s success. There is currently a shortage of highly qualified personnel in Molecular’s industry, which is likely to continue. Additionally, this shortage of highly qualified personnel is particularly acute in the area where Molecular is located. As a result, competition for personnel is intense and the turnover rate can be high. Molecular may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for individuals with similar skill sets. In addition, failure to succeed in development and commercialization of Molecular’s product candidates may make it more challenging to recruit and retain qualified personnel. The inability to recruit and retain qualified personnel, or the loss of the services of Dr. Poma may impede the progress of Molecular’s research, development and commercialization objectives and would negatively impact Molecular’s ability to succeed in its product development strategy.

Molecular will need to expand its organization, and Molecular may experience difficulties in managing this growth, which could disrupt its operations.

As of December 31, 2016, Molecular had 24 full-time employees. As Molecular’s development and commercialization plans and strategies develop, Molecular expects to need additional managerial, operational, sales, marketing, financial, legal and other resources. Molecular’s management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these growth activities. Molecular may not be able to effectively manage the expansion of its operations, which may result in weaknesses in its infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Molecular’s expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If Molecular’s management is unable to effectively manage its growth, its expenses may increase more than expected, its ability to generate and/or grow revenue could be reduced and it may not be able to implement its business strategy. Molecular’s future financial performance and its ability to commercialize product candidates and compete effectively will depend, in part, on its ability to effectively manage any future growth.

Failure in Molecular’s information technology and storage systems could significantly disrupt the operation of Molecular’s business.

Molecular’s ability to execute its business plan and maintain operations depends on the continued and uninterrupted performance of its information technology, or IT, systems. IT systems are vulnerable to risks and damages from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of Molecular’s and its vendors’ servers are potentially vulnerable to physical or electronic break-ins, including cyber-attacks, computer viruses and similar disruptive problems. These events could lead to the unauthorized access, disclosure and use of non-public information. The techniques used by criminal elements to attack computer systems are sophisticated, change frequently and may originate from less regulated and remote areas of the world. As a result, Molecular may not be able to address these techniques proactively or implement adequate preventative measures. If Molecular’s computer systems are compromised, it could be subject to fines, damages, litigation and enforcement actions, and it could lose trade secrets, the occurrence of which could harm its business. Despite precautionary measures to prevent unanticipated problems that could affect its IT systems, sustained or repeated system failures that interrupt Molecular’s ability to generate and maintain data could adversely affect its ability to operate its business.

Risks Related to the Combined Company

In determining whether you should approve the merger, the issuance of shares of Threshold common stock and other matters related to the merger, as applicable, you should carefully read the following risk factors in addition to the risks described above.

The market price of the combined company’s common stock is expected to be volatile, and the market price of the common stock may drop following the merger.

The market price of the combined company’s common stock following the merger could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the Threshold common stock to fluctuate include:

•	the ability of the combined company to obtain regulatory approvals for MT-3724 or other product candidates, and delays or failures to obtain such approvals;

•	failure of any of the combined company’s product candidates, if approved, to achieve commercial success;

•	failure by the combined company to maintain its existing third-party license and supply agreements;

•	failure by the combined company or its licensors to prosecute, maintain, or enforce its intellectual property rights;

•	changes in laws or regulations applicable to the combined company’s product candidates;

•	any inability to obtain adequate supply of the combined company’s product candidates or the inability to do so at acceptable prices;

•	adverse regulatory authority decisions;

•	introduction of new products, services or technologies by the combined company’s competitors;

•	failure to meet or exceed financial and development projections the combined company may provide to the public;

•	failure to meet or exceed the financial and development projections of the investment community;

•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the combined company or its competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and the combined company’s ability to obtain patent protection for its technologies;

•	additions or departures of key personnel;

•	significant lawsuits, including patent or stockholder litigation;

•	if securities or industry analysts do not publish research or reports about the combined company’s business, or if they issue an adverse or misleading opinions regarding its business and stock;

•	changes in the market valuations of similar companies;

•	general market or macroeconomic conditions;

•	sales of its common stock by the combined company or its stockholders in the future;

•	trading volume of the combined company’s common stock;

•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;

•	adverse publicity relating to ETB therapeutics generally, including with respect to other products and potential products in such markets;

•	the introduction of technological innovations or new therapies that compete with potential products of the combined company;

•	changes in the structure of health care payment systems; and

•	period-to-period fluctuations in the combined company’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.

Additionally, a decrease in the stock price of the combined company may cause the combined company’s common stock to no longer satisfy the continued listing standards of The NASDAQ Capital Market. If the combined company is not able to maintain the requirements for listing on The NASDAQ Capital Market, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of its common stock.

The combined company will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

The combined company will incur significant legal, accounting and other expenses that Molecular did not incur as a private company, including costs associated with public company reporting requirements. The combined company will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new implemented by the SEC and NASDAQ. These rules and regulations are expected to increase the combined company’s legal and financial compliance costs and to make some activities more time consuming and costly. For example, the combined company’s management team will consist of the executive officers of Molecular prior to the merger, some of whom have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations also may make it difficult and expensive for the combined company to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the combined company to attract and retain qualified individuals to serve on the combined company’s board of directors or as executive officers of the combined company, which may adversely affect investor confidence in the combined company and could cause the combined company’s business or stock price to suffer.

Anti-takeover provisions in the combined company’s charter documents and under Delaware law could make an acquisition of the combined company more difficult and may prevent attempts by the combined company stockholders to replace or remove the combined company management.

Provisions in the combined company’s certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. These provisions include a prohibition on actions by written consent of the combined company’s stockholders, a staggered board and the ability of the board of directors to issue preferred stock without stockholder approval. In addition, because the combined company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined company voting stock from merging or combining with the combined company. Although Threshold and Molecular believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

The bylaws of the combined company will provide that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between the combined company and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the combined company or its directors, officers or other employees.

The bylaws of the combined company will provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on the combined company’s behalf, any action asserting a breach of fiduciary duty owed by any of its directors, officers or other employees to the combined company or its stockholders, any action asserting a claim against it arising pursuant to any provisions of the DGCL, its certificate of incorporation or its bylaws, or any action asserting a claim against it that is governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or its directors, officers or other employees, which may discourage such lawsuits against the combined company and its directors, officers and other employees. If a court were to find the choice of forum provision contained in the bylaws to be inapplicable or unenforceable in an action, the combined company may incur additional costs associated with resolving such action in other jurisdictions.

Threshold and Molecular do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

The current expectation is that the combined company will retain its future earnings, if any, to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the common stock of the combined company will be your sole source of gain, if any, for the foreseeable future.

An active trading market for the combined company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the merger, there had been no public market for Molecular common stock. An active trading market for the combined company’s shares of common stock may never develop or be sustained. If an active market for its common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.

Future sales of shares by existing stockholders could cause the combined company’s stock price to decline.

If existing stockholders of Threshold and Molecular sell, or indicate an intention to sell, substantial amounts of the combined company’s common stock in the public market after legal restrictions on resale discussed in this proxy statement/prospectus/information statement lapse, the trading price of the common stock of the combined company could decline. Based on shares outstanding as of June 6, 2017, shares expected to be issued upon completion of the merger, and assuming completion of the concurrent financing and Takeda equity financing in connection with the merger, the combined company is expected to have outstanding a total of approximately 295,878,247 shares of common stock immediately following the completion of the merger, without giving effect to the reverse stock split. Of the 295,878,247 shares of common stock, 158,997,381 shares, without giving effect to the reverse stock split, will be available for sale in the public market beginning 180 days after the closing of the merger as a result of the expiration of lock-up or similar agreements between Threshold and Molecular on the one hand and certain stockholders and Threshold and Molecular on the other hand. All other outstanding shares of common stock will be freely tradable, without restriction, in the public market. In addition, shares of common stock that are subject to outstanding options of Molecular will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act. If these shares are sold, the trading price of the combined company’s common stock could decline.

After completion of the merger, Molecular’s executive officers, directors and principal stockholders will have the ability to control or significantly influence all matters submitted to the combined company’s stockholders for approval.

Upon the completion of the merger and concurrent financing and Takeda equity financing, it is anticipated that Molecular’s executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 44.7% of the combined company’s outstanding shares of common stock (excluding Threshold’s out of the money options). As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to the combined company’s stockholders for approval, as well as the combined company’s management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of the combined company’s assets. Within this group, before giving effect to the concurrent financing and Takeda equity financing, Santé Health Ventures I, L.P. and its affiliates will own approximately 45.3% of the combined company’s shares (excluding Threshold’s out of the money options), and Excel Venture Fund II, L.P. and AJU Growth & Healthcare Fund and its affiliates will own approximately 7.4% and 6.4%, respectively. This concentration of voting power could delay or prevent an acquisition of the combined company on terms that other stockholders may desire.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined company, its business or its market, its stock price and trading volume could decline.

The trading market for the combined company’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the combined company’s common stock after the completion of the merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined company will not have any control over the analysts or the content and opinions included in their reports. The price of the combined company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

The combined company will have broad discretion in the use of proceeds from the concurrent financing and Takeda equity financing and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

The combined company will have broad discretion over the use of proceeds from the concurrent financing and Takeda equity financing. You may not agree with the combined company’s decisions, and its use of the proceeds may not yield any return on your investment. The combined company’s failure to apply the net proceeds of the concurrent financing and Takeda equity financing effectively could compromise its ability to pursue its growth strategy and the combined company might not be able to yield a significant return, if any, on its investment of these net proceeds. You will not have the opportunity to influence its decisions on how to use the net proceeds from the concurrent financing or Takeda equity financing.

Because the merger will result in an ownership change under Section 382 of the Code for Threshold, Threshold’s pre-merger net operating loss carryforwards and certain other tax attributes will be subject to limitation or elimination. The net operating loss carryforwards and certain other tax attributes of Molecular and of the combined company may also be subject to limitations as a result of ownership changes.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Code, or Section 382, the corporation’s net operating loss carryforwards and certain other tax attributes arising from before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds 50 percentage points by value over a rolling three-year period. Similar rules may apply under state tax laws. The merger will result in an ownership change for Threshold and, accordingly, Threshold’s net operating loss carryforwards and certain other tax attributes will be subject to limitation and possibly elimination after the merger. The merger is expected to limit Molecular’s net operating loss carryforwards and certain other tax attributes.

Additional ownership changes in the future could result in additional limitations on Threshold’s, Molecular’s and the combined company’s net operating loss carryforwards and certain other tax attributes. Consequently, even if the combined company achieves profitability, it may not be able to utilize a material portion of Threshold’s, Molecular’s or the combined company’s net operating loss carryforwards and certain other tax attributes, which could have a material adverse effect on cash flow and results of operations.

If the combined company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.

The combined company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of NASDAQ. The Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective disclosure controls and procedures and internal control over financial reporting. The combined company must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. As a private company, Molecular has never been required to test its internal controls within a specified period. This will require that the combined company incur substantial professional fees and internal costs to expand its accounting and finance functions and that it expend significant management efforts. The combined company may experience difficulty in meeting these reporting requirements in a timely manner.

The combined company may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. The combined company’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If the combined company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, the combined company may not be able to produce timely and accurate financial statements. If that were to happen, the market price of its common stock could decline and it could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities.